                                 SCHEDULE 14C

                                (Rule 14C-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                    of 1934


  [X] Filed by the Registrant

  [_] Filed by a Party other than the Registrant

  Check the appropriate box:

  [_] Preliminary Information Statement   [_] Confidential, For Use
                                              of the Commission Only (as
  [X] Definitive Information Statement        permitted by Rule 14c-5(d)(2))


                           CALCOMP TECHNOLOGY, INC.
               (Name of Registrant as Specified in Its Charter)


              --------------------------------------------------
  (Name of Person(s) Filing Information Statement, if Other Than Registrant)

  Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

  [_] Fee paid previously with preliminary materials:

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                           CALCOMP TECHNOLOGY, INC.
                           2411 West La Palma Avenue
                           Anaheim, California 92801

                                                             June 10, 1999

Dear Stockholders:

  The attached Information Statement is being furnished to stockholders of CalComp Technology, Inc., a Delaware corporation (the "Company"), in connection with the Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation and Dissolution") of the Company. The Plan of Liquidation and Dissolution is attached to the Information Statement as Annex A. The dissolution of the Company pursuant to Section 275 of the Delaware General Corporation Law ("DGCL") and the Plan of Liquidation and Dissolution have been approved by the Board of Directors of the Company, the holder of a majority of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company entitled to vote and the holder of all of the outstanding shares of Series A Cumulative Redeemable Preferred Stock, $.01 par value per share (the "Preferred Stock"), of the Company.

  The attached Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The Information Statement contains a more detailed description of the Plan of Liquidation and Dissolution. This Information Statement also constitutes the notice to the Company's stockholders of taking a corporate action by written consent of the stockholders, as required by Section 228(d) of the DGCL. I encourage you to read the Information Statement, including Annex A, thoroughly.

  In accordance with the DGCL, the Company's Fourth Amended and Restated Certificate of Incorporation and the Certificate of Designation of the Preferred Stock, Lockheed Martin Corporation, a Maryland corporation, as holder of a majority of the outstanding shares of Common Stock entitled to vote and holder of all of the outstanding shares of Preferred Stock, has executed a written consent approving the dissolution of the Company pursuant to Section 275 of the DGCL and the Plan of Liquidation and Dissolution. Accordingly, stockholders of the Company are not being asked for, and are requested not to send, proxies to vote their shares with respect to the Plan of Liquidation and Dissolution. For that reason, no proxy card has been enclosed for stockholders. No meeting of stockholders will be held to consider approval of the Plan of Liquidation and Dissolution. The Plan of Liquidation and Dissolution will not become effective until at least twenty days after the mailing of this Information Statement.

                                          Sincerely,

                                          Arthur E. Johnson
                                          Chairman of the Board

                                                         Mailed to Stockholders

                                                 on or about June 14, 1999

                           CALCOMP TECHNOLOGY, INC.
                           2411 West La Palma Avenue
                           Anaheim, California 92801

                               ----------------

                             INFORMATION STATEMENT

                               ----------------

                                 INTRODUCTION

  This Information Statement is being furnished to holders of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of CalComp Technology, Inc., a Delaware corporation (the "Company"), in connection with the written consent of Lockheed Martin Corporation, a Maryland corporation ("Lockheed Martin"), the holder of a majority of the outstanding shares of the Common Stock and the holder of all of the outstanding shares of Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Preferred Stock"), to the dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation and Dissolution"), as more fully described in this Information Statement. A copy of the Plan of Liquidation and Dissolution is attached hereto as Annex A. This Information Statement also provides certain information regarding transactions between the Company and Lockheed Martin.

                               ----------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY

                               ----------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                                 IS UNLAWFUL.

  Pursuant to the Plan of Liquidation and Dissolution, the Company will be liquidated by (i) the sale (or sales) of substantially all of its remaining assets and, (ii) after payment of all the claims, obligations and expenses owing to the Company's creditors, by cash and in-kind distributions (if any) to the holder of the Preferred Stock (up to the $60.0 million, plus accrued and unpaid dividends, aggregate liquidation preference of the Preferred Stock), with the remainder (if any) to holders of the Common Stock on a pro rata basis, and, if deemed necessary, appropriate or desirable by the Company's Board of Directors (the "Board of Directors"), by distributions of its assets and funds from time to time to one or more liquidating trusts established for the benefit of stockholders (subject to the claims of creditors), or by a final distribution of its then remaining assets to a liquidating trust established for the benefit of stockholders (subject to the claims of creditors). Based on the anticipated value of the Company's assets and the amounts owed to creditors of the Company, the Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders. Therefore, it is highly unlikely that any distributions will be made to stockholders.

  Should the Board of Directors determine that one or more liquidating trusts are necessary, appropriate or desirable, approval of the Plan of Liquidation and Dissolution constitutes stockholder approval of the appointment by the Board of Directors of one or more trustees to any such liquidating trusts and the execution of liquidating trust agreements with the trustees on such terms and conditions as the Board of Directors, in its absolute discretion, shall determine. See "The Plan of Complete Liquidation and Dissolution" for a more detailed description of the Plan of Liquidation and Dissolution. See also "Contingent Liabilities; Contingency Reserve; Liquidating Trust" for further information relating to circumstances when the establishment of a liquidating trust might be necessary, appropriate or desirable.

  In conformance with the Delaware General Corporation Law ("DGCL"), the Company's Fourth Amended and Restated Certificate of Incorporation and the Certificate of Designation of the Preferred Stock (the "Certificate of Designation"), the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and the outstanding shares of Preferred Stock, each voting separately as a class, is required to approve the Plan of Liquidation and Dissolution. In accordance with the DGCL, Lockheed Martin, as holder of a majority of the outstanding shares of Common Stock and holder of all outstanding shares of Preferred Stock of the Company, has executed and delivered a written consent approving the Plan of Liquidation and Dissolution. Accordingly, the Company is not asking you for a proxy and you are requested not to send us a proxy. For that reason, no proxy card has been enclosed and no meeting of stockholders will be held to consider approval of the Plan of Liquidation and Dissolution. The Plan of Liquidation and Dissolution will not become effective, until at least twenty days after the mailing of this Information Statement.

  THIS INFORMATION STATEMENT IS FURNISHED BY THE COMPANY FOR INFORMATION PURPOSES ONLY. This Information Statement is first being mailed on or about June 14, 1999 to holders of record of Common Stock as of the close of business on June 2, 1999 (the "Record Date"). As of the Record Date, 47,120,650 shares of Common Stock and 1,000,000 shares of Preferred Stock were outstanding.

  The Company intends to dissolve and liquidate and pay out the net proceeds of the sale of substantially all of the assets and any other funds or assets remaining in the Company to satisfy the Company's obligations to its creditors, then if any funds or assets are remaining, to the holder of the Preferred Stock, to the extent of the $60.0 million, plus accrued and unpaid dividends, aggregate liquidation preference of the Preferred Stock, and then to the holders of the Common Stock, on a pro rata basis, pursuant to the Plan of Liquidation and Dissolution. The Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders. Therefore, any discussions regarding a distribution to stockholders are theoretical, and distributions to stockholders are highly unlikely.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities at the SEC's office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the SEC's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the SEC's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                          FORWARD LOOKING STATEMENTS

  This Information Statement contains statements which, to the extent that they are not recitations of historical fact, constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "estimate," "anticipate," "project," "intend," "expect," and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks and uncertainties, including, without limitation, statements and assumptions with respect to sales of assets, estimated funding requirements under the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution, negotiated settlements with creditors, the outcome of contingencies including litigation, the timing of the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution and the availability of sufficient funding therefor. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date of this Information Statement. The Company does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events, circumstances or changes in expectations after the date of this Information Statement, or to reflect the occurrence of unanticipated events. The forward looking statements in this document are intended to be subject to the safe harbor protection provided by Sections 27A of the Securities Act and 21E of the Exchange Act. For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward looking statements, see "Special Factors--Liquidity Crisis-Plan for Orderly Shutdown," "The Plan of Complete Liquidation and Dissolution-- Sales of the Company's Remaining Assets" and "--Contingent Liabilities; Contingency Reserve; Liquidation Trust" and "Risk Factors Affecting the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution."

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Introduction.............................................................   1
Available Information....................................................   3
Forward Looking Statements...............................................   3
Summary..................................................................   5
  The Stockholder Consent to the Plan of Liquidation and Dissolution.....   5
  Background of the Plan of Liquidation and Dissolution..................   5
  The Plan of Liquidation and Dissolution................................   8
Written Consent of Lockheed Martin to the Plan of Liquidation and
 Dissolution.............................................................  10
Special Factors..........................................................  10
The Plan of Complete Liquidation and Dissolution.........................  14
Certain Federal Income Tax Consequences..................................  21
Business.................................................................  24
Market for Company's Common Equity and Related Stockholder Matters.......  32
Selected Consolidated Financial Data.....................................  33
Management's Discussion and Analysis of Financial Condition And Results
 of Operations...........................................................  34
Security Ownership of Certain Beneficial Owners and Management...........  37
Relationship and Related Transactions With Lockheed Martin...............  38
Absence of Appraisal Rights..............................................  44
Index to Financial Statements and Schedule............................... F-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and Annex A attached hereto. References in this Information Statement to the "Company" shall be deemed to refer to the Company together with its subsidiaries. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement or in the Annex attached hereto. Stockholders are urged to read this Information Statement and the Annex hereto in their entirety.

                            THE STOCKHOLDER CONSENT
                   TO THE PLAN OF LIQUIDATION AND DISSOLUTION

Consent Required and          Pursuant to Section 275 of the DGCL, the
Received....................  Company's Fourth Amended and Restated Certificate
                              of Incorporation and the Certificate of
                              Designation, the approval of the holders of a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote, each voting separately as a class, is required to approve the Plan of Liquidation and Dissolution.
                              Lockheed Martin holds approximately 85% of the outstanding Common Stock and 100% of the outstanding Preferred Stock and has consented in writing to the Plan of Liquidation and Dissolution, which consent satisfies the requirements of Section 275. See "Written Consent of Lockheed Martin to the Plan of Liquidation and Dissolution."

             BACKGROUND OF THE PLAN OF LIQUIDATION AND DISSOLUTION

The Company.................  The Company, formerly Summagraphics Corporation, was originally incorporated under Delaware law in 1972 and is currently a majority-owned subsidiary of Lockheed Martin. The Company developed and manufactured computer graphics peripherals and supplies, for personal, business and professional applications. The principal executive offices of the Company are located at 2411 West La Palma Avenue, Anaheim, California 92803, and its telephone number is (714) 821-2000.

Approval of Plan for
Orderly  Shutdown...........
                              In a letter dated December 23, 1998, Lockheed Martin notified the Company that it would not increase the Company's credit availability needed to fund the Company's current operations beyond the $43 million then available under a Revolving Credit Agreement and a Cash Management Agreement (the "Credit Agreements"). On December 28, 1998, the Company indicated its intent to accept Lockheed Martin's proposal to fund a non-bankruptcy orderly shut-down of the Company's operations in accordance with a plan to be proposed by the Company. As a result of this liquidity crisis and after considering its lack of strategic alternatives, in particular, given the Company's inability to obtain funding from sources other than Lockheed Martin, on January 14,

                              1999, the Company's directors approved and submitted the Company's plan for orderly shutdown (the "Plan for Orderly Shutdown") to Lockheed Martin for its review and approval. On January 15, 1999, the Company announced that it would commence the Plan for Orderly Shutdown and the Company completed a Secured Demand Loan Facility ("Secured Demand Loan") with Lockheed Martin, pursuant to which Lockheed Martin agreed to provide, subject to the terms and conditions set forth in such facility, funding to the Company and certain of its subsidiaries in addition to the $43 million available under the Credit Agreements to assist the Company in the non-bankruptcy shutdown of its operations. In addition, Lockheed Martin agreed to forebear from exercising its rights and remedies to collect amounts outstanding under the Credit Agreements until the Secured Demand Loan is terminated. In connection with the Plan for Orderly Shutdown, it was anticipated that the Company would cause the dissolution, merger or consolidation of its subsidiaries with the Company and that the Company, itself, would then proceed with its own formal winding up and dissolution. On April 29, 1999, the Company's Board of Directors (a) authorized the merger with and into CalComp Technology, Inc. of all of the Company's subsidiaries organized under the laws of any state of the United States and (b) approved and adopted the Plan of Liquidation and Dissolution. See "The Plan of Liquidation and Dissolution."

Secured Demand Loan.........  The Secured Demand Loan provides for Lockheed
                              Martin to make loans to the Company from time to time up to an aggregate maximum available amount (the "Maximum Available Amount"), agreed to by Lockheed Martin, which may be increased by Lockheed Martin, in its sole and absolute discretion, upon requests for borrowing that are in conformity with the cash requirements set forth in the Plan for Orderly Shutdown. The Maximum Available Amount is subject to a ceiling ("Maximum Available Amount Ceiling") of $51 million, an amount based on the Company's initial estimate of loan proceeds needed to fully fund the Plan for Orderly Shutdown. The Maximum Available Amount, initially, was set at $11 million. At April 30, 1999, the Maximum Available Amount had been increased to $20.1 million. Lockheed Martin has the right to accept or reject, in whole or in part, any request for borrowing based on its determination, in its sole discretion, as to whether the Company is complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown. Loans under the Secured Demand Loan are to be repaid at the earlier to occur of (i) the business day following written demand by Lockheed Martin or (ii) the Termination Date. The "Termination Date" is defined as the earlier of July 15, 1999 or the date on which Lockheed Martin notifies the Company of termination based on (x) Lockheed Martin's determination that the Company is not reasonably complying with, and making reasonable progress with respect to, the Plan for Orderly Shutdown, which determination may be made in the sole and absolute discretion of Lockheed Martin, (y) the occurrence of a bankruptcy event (as defined in the Secured Demand Loan), or (z) the breach by the Company of the Secured Demand Loan or the accompanying Security Agreement.

                              Under the Security Agreement, the Company granted to Lockheed Martin a security interest in all of the assets of the Company to secure the obligations of the Company to Lockheed Martin under the Secured Demand Loan. The Secured Demand Loan also provides for certain other obligations of the Company, including covenants of the Company with respect to periodic notices, reports and forecasts relating to the Plan for Orderly Shutdown.

Liquidation Specialist......  The Secured Demand Loan also required the Company to retain an independent third-party liquidation specialist acceptable to Lockheed Martin to review, validate and, to the extent deemed necessary by Lockheed Martin in its sole and absolute discretion, implement the Plan for Orderly Shutdown. In March 1999, Brincko Associates, Inc. was retained as the liquidation specialist approved by Lockheed Martin, and Mr. John P. Brincko was appointed the Chief Executive Officer of the Company. After his appointment, the Company conducted an updated and more detailed analysis of the amount of loan proceeds needed to fund the Plan for Orderly Shutdown, and revised its estimate of funding needed under the Secured Demand Loan to approximately $65 million.

Implementation of Plan for
Orderly  Shutdown...........
                              Since the announcement of the Plan for Orderly Shutdown, the Company has ceased all manufacturing, sales and marketing activities and scaled back operations to a level designed to allow the Company to sell or liquidate its assets in a manner that takes into account the interests of the Company's stockholders, creditors, employees, customers and suppliers. As of April 30, 1999, the Company has consummated or entered into agreements or letters of intent for sales of substantially all of its assets, other than those assets related to its CrystalJet(TM) business which prior to the Plan for Orderly Shutdown had been considered the Company's core strategic business. No assurances can be given that all pending transactions will be consummated. Additionally, pursuant to the Plan for Orderly Shutdown, the Company has issued notices to its domestic employees under the Worker Adjustment and Retraining Notification Act (W.A.R.N.) and, as of April 30, 1999, has terminated 433 employees, or 84% of the Company's domestic workforce. Non-U.S. employees have also been terminated or notified of their scheduled termination under applicable foreign laws. Certain of the Company's sales and service personnel, pending sales of specified assets, and an administrative team (including the newly appointed Chief Executive Officer) are expected to wind up the operations of the Company through the pre-dissolution shutdown process which is expected to be substantially completed in July of 1999. Although the Company anticipates that it will be able to negotiate reasonable settlement amounts with its non-affiliated creditors, the Company's ability to make payment on the agreed settlement amounts will depend on receiving sufficient cash from the sale of its remaining assets and securing additional funding. See "Risk Factors Affecting the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution."

Risk Factors Affecting the
Plan for  Orderly Shutdown
and the Plan of
 Liquidation and
Dissolution.................
                              The Company's latest estimate of funding needed to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution indicates estimated liabilities to be $14 million in excess of proceeds expected from asset sales and the maximum credit potentially available under the Secured Demand Loan. As part of its review of the Company's funding requirements under the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution, Lockheed Martin has agreed to consider increasing the Maximum Available Amount Ceiling, but there can be no assurance that such increase will be granted or that Lockheed Martin will authorize the disbursement of all funds potentially available under the Secured Demand Loan. Under the Secured Demand Loan, Lockheed Martin has the right to accept or reject further increases in the Maximum Available Amount based on its determination, in its sole discretion, that the Company is not complying with and making reasonable progress with respect to the Plan for Orderly Shutdown. No assurance can be given that the Company will be able to settle with its creditors at amounts estimated in the Plan for Orderly Shutdown, that estimated cash inflows from asset sales will occur, or that actual net cash funding requirements will not exceed current estimates for other reasons. Accordingly, there is substantial uncertainty as to whether the Company will be able to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution. If the Company is unable to obtain sufficient funds to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution out of the proceeds from the sales of its remaining assets and the Secured Demand Loan or other financing, or it is unable to reach acceptable settlements with all of its creditors, the Company may be forced to seek protection from creditors under Federal Bankruptcy law or may become subject to an involuntary bankruptcy proceeding. In the event of such a proceeding, claims of secured creditors, such as Lockheed Martin, may not be able to be repaid in full and unsecured creditors may receive little, if anything, for their claims. In any circumstance, it is highly unlikely that holders of the Company's Common Stock and Preferred Stock will receive any distributions of funds or assets and the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution do not contemplate any such distributions.

                    THE PLAN OF LIQUIDATION AND DISSOLUTION

Approval by the Board of
Directors and  Lockheed
Martin .....................
                              On April 29, 1999, the Board of Directors determined that it was advisable that the Company be dissolved and approved and adopted the Plan of Liquidation and Dissolution, subject to stockholder approval. Lockheed Martin, as holder of a majority of the outstanding shares of Common Stock and holder of all of the outstanding shares of Preferred Stock, executed a written consent on May 12, 1999 approving the dissolution of the Company and the Plan of Liquidation and Dissolution. The Board of Directors believes that the liquidation and dissolution of the Company in accordance with the Plan of Liquidation and Dissolution are in the best interests of the Company, its creditors and stockholders and has approved the Plan of Liquidation and Dissolution. The Plan of Liquidation and Dissolution represents, in the Board's opinion, the most prudent way for the Company to discharge its known liabilities, to provide for contingent and unknown liabilities and to limit its exposure as a result of future business activities. Among other things, the Plan of Liquidation and Dissolution gives the Board of Directors the authority to sell all or substantially all of the remaining assets of the Company, including the Company's CrystalJet assets. The Board of Directors' approval of the Plan of Liquidation and Dissolution is based upon a number of factors described in this Information Statement. See "The Plan of Complete Liquidation and Dissolution-- Approval of the Board of Directors and Reasons for Adopting the Plan."

Certain Tax Consequences....  The Company will recognize gain or loss for
                              United States federal income tax purposes on the sales of its assets pursuant to the Plan of Liquidation and Dissolution. After the approval of the Plan of Liquidation and Dissolution and until the liquidation is completed, the Company will continue to be subject to income tax on its taxable income. Upon distributions, if any, of property to stockholders pursuant to the Plan of Liquidation and Dissolution, the Company will recognize gain or loss as if such property was sold to the stockholders at its fair market value, unless certain exceptions to the recognition of gain or loss apply. It is unlikely that there will be any material tax or tax sharing payments payable at the corporate level because of net operating losses incurred by the Company. As a result of the liquidation of the Company, stockholders (other than Lockheed Martin) will recognize gain or loss equal to the difference between the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property distributed to them and their tax basis for their shares of the Common Stock or Preferred Stock. The Company believes that it is highly unlikely that there will be any funds or assets available for distribution to preferred or common stockholders. See "Certain Federal Income Tax Consequences."

No Appraisal Rights.........  Under the DGCL, the holders of shares of the
                              Common Stock and Preferred Stock will not be entitled to appraisal rights in connection with the Plan of Liquidation and Dissolution.

 WRITTEN CONSENT OF LOCKHEED MARTIN TO THE PLAN OF LIQUIDATION AND DISSOLUTION

  Section 275 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to dissolve if the dissolution is approved by a majority of the board of directors and by stockholders holding a majority of the shares entitled to vote thereon. Pursuant to the Company's Fourth Amended and Restated Certificate of Incorporation and the Certificate of Designation, holders of the Common Stock and Preferred Stock are entitled to separate votes on the above matters. Lockheed Martin owns approximately 85% of the outstanding Common Stock and 100% of the outstanding Preferred Stock and, on May 12, 1999, Lockheed Martin executed and delivered to the Company its written consent to the Plan of Liquidation and Dissolution. The written consent executed and delivered by Lockheed Martin satisfies the stockholder approval requirements of Section 275 of the DGCL. Accordingly, no vote of any other stockholder is necessary and stockholder votes are not being solicited.

  The Plan of Liquidation and Dissolution will become effective not earlier than twenty (20) days after the mailing of this Information Statement. Once the Plan of Liquidation and Dissolution is effective, the Company intends to undertake the actions contemplated by the Plan of Liquidation and Dissolution, including selling all or substantially all of the Company's remaining assets, including its CrystalJet assets, at such times as the Board of Directors, in its absolute discretion, deems necessary, appropriate or advisable. Approval of the Plan of Liquidation and Dissolution will also constitute, to the fullest extent permitted by law, approval of the sale of such assets by the Company not earlier than twenty (20) days after the mailing of this Information Statement on such terms and conditions as the Board of Directors in its absolute discretion may determine.

  This Information Statement is first being mailed to stockholders on or about June 14, 1999.

                                SPECIAL FACTORS

Background and Summary of Significant Developments

  Transition to CrystalJet Technology. The Company has been a supplier of both input and output computer graphics peripheral products consisting of (i) printers (including plotters), (ii) cutters, (iii) digitizers, and (iv) large format scanners. In general, the Company's products were designed for use in the computer aided design and manufacturing ("CAD/CAM"), printing and publishing, and graphic arts markets, both domestically and internationally. The Company also maintained service, product support and technical assistance programs for its customers and sold software, supplies and after-warranty service.

  In recent years, the Company had begun transitioning its traditional pen, electrostatic and most thermal technology products to inkjet plotters and printers. Generally, inkjet technology products provide increased user productivity compared to traditional pen plotters and solid area fill capability for applications requiring graphic imaging. By the end of 1997, the Company had substantially completed its strategy to discontinue its non-inkjet printer and plotter products.

  In the fourth quarter of 1997, the Company completed the development of a new line of wide-format digital printers based on its proprietary piezo inkjet technology obtained through the acquisition of Topaz Technologies, Inc. ("Topaz") in 1996. This new line of printers was marketed under the "CrystalJet(TM)" name and targeted at the graphic arts industry. The Company began shipping the initial market development and demonstration units of these printers in the first quarter of 1998. Although volume shipments to customers of CrystalJet products commenced in the second quarter and increased during the remainder of the fiscal year, the projected profitability of the CrystalJet products was dependent on achieving greater production volumes and wider market acceptance than could reasonably be anticipated to occur in the near term and would have required substantial infusions of new capital which the Company was unable to obtain. Although the new CrystalJet technology proved viable, the Company believes that production delays, technical difficulties in the manufacturing processes and a failure to gain timely market acceptance resulted in continuing operating losses and negative cash flow, which materially and adversely affected the Company's business plan for the CrystalJet technology and, in significant part, resulted in the Company's liquidity crisis discussed further below.

  As part of its piezo inkjet technology development, in March 1998, the Company entered into a Patent License and Joint Development Agreement (the "Joint Development Agreement") with Eastman Kodak Company ("Kodak") that provided an initial payment of $20 million in April 1998 and contemplated an additional $16 million in cash over the term to be funded incrementally upon the achievement of certain milestones and the occurrence of certain events. The Company believes that the first three milestones were achieved in 1998 entitling it to payments totaling $7 million; however, only the first $2 million milestone payment has been received from Kodak because Kodak has disputed the attainment of the third milestone and withheld the second milestone payment. See "Business--Historic Business--Dispute with Kodak."

  In July 1998, the Company engaged Salomon Smith Barney as an investment advisor to assist the Company in the consideration of strategic alternatives. In October 1998, the Company made the formal decision to focus its efforts and resources on the CrystalJet product line and to divest its input device, cutter, and non-CrystalJet service and support businesses as these businesses were considered non-strategic. In connection with this decision, the Company recorded a one-time non-cash impairment charge in the fourth quarter of $72 million to write-down the carrying value of the net assets of these businesses to their estimated fair value. In addition, the Company evaluated the business model and strategy of its continuing operations. As a result, in the fourth quarter, the Company recorded non-cash charges of $40.1 million related to the impairment of certain long-lived assets, including goodwill.

  Failure to Obtain Bank Financing. Throughout the first half of 1998, the Company attempted to supplement the credit available to it under the Credit Agreements with third party financing. In March of 1998, the Company, after determining that the then remaining amounts available under the Credit Agreements were not adequate to fund the Company's near term operations, entered into a letter of intent with a bank which contemplated an additional $25 million senior line of credit. However, the Company was not able to reach an agreement with the bank, and was unsuccessful in its efforts to obtain other third party financing.

  Debt Exchange. In July 1998, the Company entered into an Exchange Agreement with Lockheed Martin, its majority shareholder, principal creditor and source of capital funding, pursuant to which, the Company exchanged $60.0 million of outstanding debt owed to Lockheed Martin under a Revolving Credit Agreement for 1,000,000 shares of Preferred Stock (the "Debt Exchange"). In connection with the Debt Exchange, the Revolving Credit Agreement was amended to reduce the amount of borrowing available to the Company under that agreement from $73 million to $13 million. In August, September, and November 1998, a related Cash Management Agreement was amended which ultimately increased the amount of borrowing available to the Company from $2 million to $30 million under the Cash Management Agreement, thereby providing a maximum borrowing availability of $43 million to the Company under the Credit Agreements (which was fully drawn in January 1999 and remains outstanding).

  Liquidity Crisis--Plan for Orderly Shutdown. In a letter dated December 23, 1998, Lockheed Martin notified the Company that it would not increase the Company's credit availability needed to fund the Company's continuing operations beyond the $43 million then available under the Credit Agreements, but indicated it would consider funding an orderly shutdown. On December 28, 1998, the Company indicated its intent to accept Lockheed Martin's proposal to fund a non-bankruptcy orderly shut-down of the Company's operations in accordance with a plan to be proposed by the Company. As a result of this liquidity crisis and after considering its lack of strategic alternatives, in particular, given the Company's inability to obtain funding from sources other than Lockheed Martin, on January 14, 1999, the Company's directors approved and submitted the Company's plan for orderly shutdown (the "Plan for Orderly Shutdown") to Lockheed Martin for its review and approval. On January 15, 1999, the Company announced that it would commence the Plan for Orderly Shutdown and the Company completed a Secured Demand Loan Facility ("Secured Demand Loan") with Lockheed Martin, pursuant to which Lockheed Martin agreed to provide, subject to the terms and conditions set forth in such facility, funding to the Company in addition to the $43 million available under the Credit Agreements to assist the Company in the non-bankruptcy shutdown of its operations. In addition, Lockheed Martin agreed to forebear from exercising its rights and remedies to collect amounts outstanding under the Credit Agreements until the Secured Demand Loan is terminated. In connection with the Plan for Orderly Shutdown, it was anticipated that the Company would cause the dissolution, merger or consolidation of its subsidiaries with the Company and that the Company, itself, would then proceed with its own formal winding up and dissolution. On April 29, 1999, the Company's Board of Directors (a) authorized the merger with and into CalComp Technology, Inc. of all of the Company's subsidiaries organized under the laws of any state of the United States and (b) approved and adopted the Plan of Liquidation and Dissolution. See "The Plan of Liquidation and Dissolution."

  Since the announcement of the Plan for Orderly Shutdown, the Company has ceased all manufacturing, sales and marketing activities and scaled back operations to a level designed to allow the Company to sell or liquidate its assets in a manner that takes into account the interests of the Company's stockholders, creditors, employees, customers and suppliers. As of April 30, 1999, the Company has consummated or entered into letters of intent for sales of substantially all of its assets, other than those assets related to its CrystalJet business. However, no assurances can be given that all pending transactions will be consummated. Additionally, pursuant to the Plan for Orderly Shutdown, the Company has issued notices to its domestic employees under the Worker Adjustment and Retraining Notification Act (W.A.R.N.) and, as of April 30, 1999, has terminated 433 employees, or 84% of the Company's domestic workforce. Non-U.S. employees have also been terminated or notified of their scheduled termination under applicable foreign laws. Certain of the Company's sales and service personnel, pending sales of specified assets, and an administrative team (including the newly appointed Chief Executive Officer) are expected to wind up the operations of the Company through the pre-dissolution shutdown process which is expected to be substantially completed in July of 1999. Although the Company anticipates that it will be able to negotiate acceptable settlement amounts with its non-affiliated creditors, the Company's ability to make payment on the agreed settlement amounts will depend on receiving sufficient cash from the sale of its remaining assets and securing additional funding. See "Risk Factors Affecting the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution."

  Secured Demand Loan. The Secured Demand Loan provides for Lockheed Martin to make loans to the Company from time to time up to an aggregate maximum available amount (the "Maximum Available Amount"), agreed to by Lockheed Martin, which may be increased by Lockheed Martin, in its sole and absolute discretion, upon requests for borrowing that are in conformity with the cash requirements set forth in the Plan for Orderly Shutdown. The Maximum Available Amount is subject to a ceiling ("Maximum Available Amount Ceiling") of $51 million, an amount based on the Company's initial estimate of loan proceeds needed to fully fund the Plan for Orderly Shutdown. The Maximum Available Amount, initially, was set at $11 million. At April 30, 1999, the Maximum Available Amount had been increased to $20.1 million. Lockheed Martin has the right to accept or reject, in whole or in part, any request for borrowing based on its determination, in its sole discretion, as to whether the Company is complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown. Loans under the Secured Demand Loan are to be repaid at the earlier to occur of (i) the business day following written demand by Lockheed Martin or (ii) the Termination Date. The "Termination Date" is defined as the earlier of July 15, 1999 or the date on which Lockheed Martin notifies the Company of termination based on (x) Lockheed Martin's determination that the Company is not reasonably complying with, and making reasonable progress with respect to, the Plan for Orderly Shutdown, which determination may be made in the sole and absolute discretion of Lockheed Martin, (y) the occurrence of a bankruptcy event (as defined in the Secured Demand Loan), or (z) the breach by the Company of the Secured Demand Loan or the accompanying Security Agreement.

  The Secured Demand Loan also required the Company to retain an independent third-party liquidation specialist acceptable to Lockheed Martin to review, validate and, to the extent deemed necessary by Lockheed Martin in its sole and absolute discretion, implement the Plan for Orderly Shutdown. In March 1999, Brincko Associates, Inc. was retained as the liquidation specialist approved by Lockheed Martin, and Mr. John P. Brincko was appointed the Chief Executive Officer of the Company. After his appointment, the Company conducted an updated and more detailed analysis of the amount of loan proceeds needed to fund the Plan for Orderly Shutdown, and revised its estimate of funding needed under the Secured Demand Loan to approximately $65 million.

  Under the Security Agreement, the Company granted to Lockheed Martin a security interest in all of the assets of the Company to secure the obligations of the Company to Lockheed Martin under the Secured Demand Loan. The Secured Demand Loan also provides for certain other obligations of the Company, including covenants of the Company with respect to periodic notices, reports and forecasts relating to the Plan for Orderly Shutdown.

  Risks to Successful Completion of Plan for Orderly Shutdown and Plan of Liquidation and Dissolution. The Company's latest estimate of funding required to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution indicates estimated liabilities to be $14 million in excess of proceeds expected from asset sales and the maximum credit potentially available under the Secured Demand Loan. As part of its review of the Company's funding requirements under the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution, Lockheed Martin has agreed to consider increasing the Maximum Available Amount Ceiling, but there can be no assurance that such increase will be granted or that Lockheed Martin will authorize the disbursement of all funds potentially available under the Secured Demand Loan. Under the Secured Demand Loan, Lockheed Martin has the right to accept or reject further increases in the Maximum Available Amount based on its determination, in its sole discretion, that the Company is not complying with and making reasonable progress with respect to the Plan for Orderly Shutdown. No assurance can be given that the Company will be able to settle with its creditors at amounts estimated in the Plan for Orderly Shutdown, that estimated cash inflows from asset sales will occur, or that actual net cash funding requirements will not exceed current estimates for other reasons. Accordingly, there is substantial uncertainty as to whether the Company will be able to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution. If the Company is unable to obtain sufficient funds to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution out of the proceeds from the sales of its remaining assets and the Secured Demand Loan or other financing or it is unable to reach acceptable settlements with all of its creditors, the Company may be forced to seek protection from creditors under Federal Bankruptcy law or may become subject to an involuntary bankruptcy proceeding. In the event of such a proceeding, claims of secured creditors, such as Lockheed Martin, may not be able to be repaid in full and unsecured creditors may receive little, if anything, for their claims. In any circumstance, it is highly unlikely that holders of the Company's Common Stock and Preferred Stock will receive any distributions of funds or assets, and the Plan for Orderly Shutdown and Plan of Liquidation and Dissolution do not contemplate any such distributions.

  Delisting and Deregistration of Common Stock. On January 27, 1999, the Company's Common Stock was delisted from the Nasdaq National Market System due to the Company's failure to maintain certain listing requirements. At the present time, the Company's Common Stock continues to trade on the over-the-counter bulletin board market maintained by Nasdaq. It is expected that the Company's Common Stock will be deregistered under Rule 12g-4 of the Securities Exchange Act of 1934 in connection with the Company's anticipated formal winding up and dissolution.

Potential Conflicts of Interest

  As the majority stockholder, principal secured creditor ($20.1 million at April 30, 1999) and principal unsecured creditor ($43 million at April 30,
1999), Lockheed Martin can exercise a controlling influence over the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution. Various conflicts of interest could arise from Lockheed Martin's status as controlling stockholder and principal creditor. See "Relationship and Related Transaction With Lockheed Martin."

               THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

  The Plan of Liquidation and Dissolution was adopted by the Board of Directors on April 29, 1999 and approved by Lockheed Martin as the holder of a majority of the outstanding shares of Common Stock and all of the outstanding shares of Preferred Stock pursuant to a written consent dated May 12, 1999. The material features of the Plan of Liquidation and Dissolution are summarized below. A copy of the Plan of Liquidation and Dissolution is attached as Annex A to this Information Statement. Stockholders are urged to read the Plan of Liquidation and Dissolution in its entirety.

Approval of the Board of Directors and Reasons for Adopting the Plan of Liquidation and Dissolution

  The Board believes that it is in the best interests of the Company, its creditors and stockholders to implement the Plan of Liquidation and Dissolution and provide to the fullest extent possible for payment of the Company's obligations. In the Board's opinion, the Plan of Liquidation and Dissolution represents the most prudent way for the Company to discharge its known liabilities, to provide for contingent and unknown liabilities and to limit its exposure as a result of future business activities. The Board also believes that, in furtherance of the Plan for Orderly Shutdown, liquidation and dissolution of the Company will be more beneficial to the Company's creditors than would any available alternative thereto, including bankruptcy. Following dissolution, the Company will continue its corporate existence under the DGCL solely for the purpose of engaging in activities appropriate to or consistent with the winding up and liquidation of its business and affairs. This will permit the Company to take the steps necessary to discharge its liabilities to the fullest extent possible and to provide for the distribution of its remaining funds or assets, if any, to the preferred and the common stockholders. The Company does not believe it will have any funds or assets available for distribution to preferred or common stockholders. Therefore, it is highly unlikely that any distributions will be made to any stockholders. Moreover, the Preferred Stock has a $60.0 million, plus accrued and unpaid dividends, liquidation preference over the holders of Common Stock. Following dissolution, the Company will not be authorized to engage in any business activities other than those related to the winding-up of its affairs and preserving the value of its remaining assets pending the sale thereof, thus limiting the Company's exposure for business activities unrelated to the liquidation of the Company's assets and the winding-up of its business.

  The anticipated tax treatment of the Plan of Liquidation and Dissolution is set forth under "Certain Federal Income Tax Consequences." No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Liquidation and Dissolution and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized therein will be obtained. If any of the conclusions stated under "Certain Federal Income Tax Consequences" proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the creditors and possibly stockholders and the Company from the liquidation. If it were to be determined that distributions, if any, made pursuant to the plan of liquidation and dissolution were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary rates. It is unlikely that there will be any material tax or tax sharing payments payable at the corporate level because of net operating losses incurred by the Company.

Plan Expenses and Indemnification

  The Plan of Liquidation and Dissolution specifically contemplates that the Board of Directors may authorize the payment of a retainer fee to a law firm or law firms selected by the Board of Directors for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company's officers or members of the Board of Directors provided by the Company pursuant to its Fourth Amended and Restated Certificate of Incorporation and Bylaws or the DGCL or otherwise.

  In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Liquidation and Dissolution, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of the Plan of Liquidation and Dissolution.

  The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Fourth Amended and Restated Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with the Plan of Liquidation and Dissolution and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such obligations. See "--Conduct of the Company following Adoption of the Plan of Liquidation and Dissolution."

Principal Provisions of the Plan of Liquidation and Dissolution

  Once the Plan of Liquidation and Dissolution is effective, the steps below will be completed at such times as the Board of Directors, in its absolute discretion, deems necessary, appropriate or advisable. The Plan of Liquidation and Dissolution permits the Board of Directors to instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board of Directors or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

    (a) A Certificate of Dissolution will be filed with the State of Delaware pursuant to Section 275 of the DGCL. The dissolution of the Company will become effective, in accordance with Section 275 of the DGCL, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution (the "Dissolution Date"), but in no event later than ninety (90) days after the filing. Pursuant to the DGCL, the Company will continue to exist for three years after the Dissolution Date or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.

    (b) From and after the Dissolution Date, to the extent it has not already done so, the Company will cease all of its business activities and shall withdraw from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its remaining assets, including its CrystalJet assets, and for the proper winding up of the Company pursuant to Section 278 of the DGCL.

    (c) The officers of the Company will negotiate and consummate the sales of all of the remaining assets and properties of the Company, including the CrystalJet related assets and including the possible assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board of Directors deems such sales necessary, appropriate or advisable. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors, including the sales of the CrystalJet assets.

    (d) The Plan of Liquidation and Dissolution provides that the Board of Directors will liquidate the Company's assets in accordance with applicable provisions of the DGCL, including Sections 280 or 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281(a) of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with
  Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with
  Section 280 of the DGCL; (iv) pay, or make adequate provision for payment of, all claims made against the Company and not rejected, in accordance with Section 280 of the DGCL; (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and (vi) pay, or make adequate provision for payment of, all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company.

    Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 280 of the DGCL, and the adoption of the Plan of Liquidation and Dissolution by the Company's preferred and common stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof, including the adoption of a plan of distribution as contemplated by such section.

    (e) The Company may, from time to time, make liquidating distributions of the remaining funds and unsold assets of the Company, if any, in cash or in kind, to the holders of record of Preferred Stock and Common Stock at the close of business on the Dissolution Date. Such liquidating distributions, if any, will be made first to Lockheed Martin as the sole holder of all of the outstanding shares of Preferred Stock until Lockheed Martin has received the full $60.0 million, plus accrued and unpaid dividends, liquidation preference for the outstanding shares of Preferred Stock, and then to the holders of Common Stock on a pro rata basis; provided that in the opinion of the Board of Directors adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company). All determinations as to the time for and the amount and kind of distribution to stockholders will be made by the Board of Directors in its absolute discretion and in accordance with Section 281 of the DGCL. No assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims, and to make any cash distributions to stockholders. Based on the anticipated value of the Company's assets and the amounts owed to creditors of the Company, the Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders. Therefore, it is highly unlikely that any distributions will be made to stockholders.

    (f) If deemed necessary by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more trusts established for the benefit of stockholders (subject to the claims of creditors) which property would thereafter be sold or distributed on terms approved by its trustees. If all of the Company's assets are not sold or distributed prior to the third anniversary of the Dissolution Date, or such longer period as the Delaware Court of Chancery may direct, the Company shall transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve (as defined below), if any, to such a trust. Any of such trusts are referred to herein as "liquidating trusts." Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, the Company would distribute, first to the holder of its Preferred Stock and then to holders of its Common Stock, beneficial interests in any such liquidating trust or trusts. It is anticipated that the interests in any such trusts will not be transferable; hence, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan of Liquidation and Dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval of the Plan of Liquidation and Dissolution also will constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "Contingent Liabilities; Contingency Reserve; Liquidating Trusts."

    (g) The Company will close its stock transfer books and discontinue recording transfers of shares of Preferred Stock and Common Stock on the Dissolution Date, at which time the Company's capital stock and stock certificates evidencing the Preferred Stock and the Common Stock will be treated as no longer being outstanding.

Sales of the Company's Remaining Assets

  The Plan of Liquidation and Dissolution gives the Board of Directors, to the fullest extent permitted by law, the authority to sell all or any portion of the remaining assets of the Company before or after the Dissolution Date. The only significant remaining assets of the Company to be sold under the Plan of Liquidation or Dissolution or otherwise are certain remaining intellectual property rights, including certain intellectual property rights relating to the Company's CrystalJet printers and certain other CrystalJet related assets. See "Special Factors-- General Background." Stockholder approval of the Plan of Liquidation and Dissolution will also constitute, to the fullest extent permitted by law, approval of the sale of any of such assets by the Company on such terms and conditions as the Board of Directors in its absolute discretion may determine.

  Additional agreements for the sale of such assets may be entered into prior to the effectiveness of the Plan of Liquidation and Dissolution and, if entered into, may be contingent upon the effectiveness of stockholder approval of the Plan of Liquidation and Dissolution. Approval of the Plan of Liquidation and Dissolution will constitute approval of any such agreements (to the extent that such approval is required, and if required, to the fullest extent permitted by law). Sales of the Company's assets will be made on such terms as are approved by the Board of Directors and may be conducted by competitive bidding or privately negotiated sales. Any sales will only be made after the Board of Directors has determined that any such sale is in the best interests of the Company's creditors and stockholders. It is not anticipated that any future stockholder approval will be solicited with respect to the specific terms of any particular sales of assets approved by the Board of Directors. The Company does not anticipate amending or supplementing this Information Statement to reflect any such agreement or sale. The prices at which the Company will be able to sell its remaining various assets will depend largely on factors beyond the Company's control, including, without limitation, the compatibility of the Company's intellectual property rights with the most likely purchasers of such rights, the extent to which such intellectual property rights are viewed as valuable by such potential purchasers and the condition of financial markets and the availability of financing to prospective purchasers of assets. In addition, the Company may not obtain as high a price for its assets as it might secure if the Company was not in liquidation.

Conduct of the Company Following Adoption of the Plan of Liquidation and Dissolution

  As previously discussed, since the announcement of the Plan for Orderly Shutdown, the Company has ceased all manufacturing, sales and marketing activities and scaled back operations to a level designed to allow the Company to sell or liquidate its assets in a manner that takes into account the interests of the Company's stockholders, creditors, employees, customers and suppliers. As of April 30, 1999, the Company has consummated or entered into agreements or letters of intent for sales of substantially all of its assets, other than those assets related to its CrystalJet business which prior to the Plan for Orderly Shutdown had been considered the Company's core strategic business.

  Following the Dissolution Date, the Company's activities will be limited to winding up its affairs, taking such action as may be necessary to preserve the value of its assets and distributing its assets in accordance with the Plan of Liquidation and Dissolution. The Company will seek to distribute or liquidate all of its assets in such manner and upon such terms as the Board of Directors determines to be in the best interests of the Company's creditors and stockholders.

  Pursuant to the Plan of Liquidation and Dissolution, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Fourth Amended and Restated Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with the Plan of Liquidation and Dissolution and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's indemnification obligations under the Plan of Liquidation and Dissolution.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

  Under the DGCL, the Company is required, in connection with its dissolution, to the fullest extent possible, to pay or provide for payment of all of its liabilities and obligations. Following the Dissolution Date, the Company will pay, to the extent of its funds and assets available, all expenses and fixed and other known liabilities, or set aside as a contingency reserve, assets which it believes to be adequate for payment thereof (the "Contingency Reserve").

  The Company is currently unable to estimate accurately the amount of any Contingency Reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders. Based on the anticipated value of the Company's assets and the amounts owed to creditors of the Company, the Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders. Therefore, it is highly unlikely that any distributions will be made to stockholders.

  The actual amount of any Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from review of the Company's estimated expenses, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, rent, payroll and other taxes payable, miscellaneous office expenses and expenses accrued in the Company's financial statements. There can be no assurance that the Contingency Reserve in fact will be sufficient. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, the Company will distribute to its stockholders any remaining portion of the Contingency Reserve. The remaining portion of the Contingency Reserve will first be paid to the holder of the Preferred Stock (to the extent of the $60.0 million, plus accrued and unpaid dividends, aggregate liquidation preference of the Preferred Stock), then, if any funds remain, to the holders of Common Stock on a pro rata basis. The Company believes that it is highly unlikely that it will have any funds or assets available for distribution to preferred or common stockholders.

  If deemed necessary, appropriate or desirable by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more liquidating trusts established for the benefit of stockholders (subject to the claims of creditors), which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where it would not be in the best interests of the Company and its creditors and stockholders for such assets to be distributed directly to the creditors or stockholders at such time. If all of the

Company's assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the Dissolution Date, the Company may transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a liquidating trust. Notwithstanding the foregoing, to the extent that the distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying those liabilities of the Company, if any, assumed by the trust, to the Company's stockholders. Any liquidating trust acquiring all the unsold assets of the Company will assume all of the liabilities and obligations of the Company and will be obligated to pay any expenses and liabilities of the Company which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

  The Plan of Liquidation and Dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of the Company's creditors and stockholders. The Company has not determined whether it would require that a majority of the trustees be independent of the Company's management. Approval of the Plan of Liquidation and Dissolution by the stockholders will also constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements.

  The Company has no present plans to use a liquidating trust or trusts, but the Board of Directors believes the flexibility provided by the Plan of Liquidation and Dissolution with respect to the liquidating trusts to be advisable. Any trust would be evidenced by a trust agreement between the Company and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution first to the Company's creditors in order of priority and to pay the expenses associated with the liquidation and dissolution, then to the holder of the Preferred Stock to the extent of the $60.0 million, plus accrued and unpaid dividends, aggregate liquidation preference of the Preferred Stock and finally to holders of the Common Stock, on a pro rata basis. It is highly unlikely that preferred or common stockholders will receive any distributions. The transfer to the trust and distribution of interests therein to the Company's stockholders would enable the Company to divest itself of the trust property. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to the Company's stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement and claims of creditors. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of Preferred Stock or Common Stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of Preferred Stock or Common Stock in order to receive the interests. It is further anticipated, although not required, that pursuant to the trust agreements (i) approval of a majority of the trustees would be required to take any action; and (ii) the trust would be irrevocable and would terminate after the earlier of (x) the trust property having been fully distributed, or (y) a majority of the trustees having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

  The Company does not believe it will have any funds or assets available to make distributions to its preferred or common stockholders. Accordingly, the Company believes that it is highly unlikely that it will make any distributions to a liquidating trust.

Abandonment and Amendment

  Under the Plan of Liquidation and Dissolution, the Board of Directors may modify, amend or abandon the Plan of Liquidation and Dissolution, notwithstanding stockholder approval, to the extent permitted by the DGCL. The Company will not amend or modify the Plan of Liquidation and Dissolution under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

Ongoing Liabilities; Timing

  Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes and miscellaneous office expenses) will continue to occur following approval of the Plan of Liquidation and Dissolution, and the Company anticipates that expenses for professional fees and other expenses of liquidation will be significant. These expenses will reduce the amount of assets, if any, available for ultimate distribution to stockholders. The Company believes that it is highly unlikely that there will be any funds or assets available for distribution to preferred or common stockholders. The liquidation is expected to be commenced after effectiveness of the Certificate of Dissolution and to be concluded prior to the third anniversary thereof by a final liquidating distribution either directly to the Company's creditors or to a liquidating trust.

Listing and Trading of the Common Stock and Interests in Any Liquidating Trust or Trusts

  The Company currently intends to close its stock transfer books on the Dissolution Date and at such time cease recording stock transfers and issuing stock certificates (other than replacement certificates). Accordingly, it is expected that trading in the Company's shares will cease on and after such date.

  On January 27, 1999, the Company's Common Stock was delisted from the Nasdaq National Market System. Since that time, the Common Stock has been listed on the over-the-counter bulletin board market maintained by Nasdaq. It is expected that the Company's Common Stock will be deregistered under Rule 12g-4 of the Securities Exchange Act of 1934 in connection with the Company's anticipated formal winding up and dissolution. On May 19, 1999, the last trading day preceding the public announcement of the Plan of Liquidation and Dissolution, the range of bid and asked prices per share of the Common Stock were $0.02 and $0.03, respectively.

  The interests in any liquidating trust or trusts for the benefit of stockholders are not expected to be transferable.

Regulatory Approvals

  No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation. The Company may have to make certain foreign filings in connection with the closing of the Company's facilities located outside of the United States.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a general summary of the material Federal income tax consequences of the Plan of Liquidation and Dissolution to the Company and the Company's stockholders (other than Lockheed Martin), respectively, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, IRS rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will liquidate substantially in accordance with the Plan of Liquidation and Dissolution.

  Distributions pursuant to the Plan of Liquidation and Dissolution, if any, may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion presents the opinion of the Company. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Liquidation and Dissolution and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized herein will be obtained. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit, if any, to the stockholders and the Company from the liquidation.

  Based on the anticipated value of the Company's assets and the amounts owed to creditors of the Company, the Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders. Therefore, it is highly unlikely that any distributions will be made to stockholders.

Consequences to the Company

  After the approval of the Plan of Liquidation and Dissolution and until the liquidation is completed, the Company will continue to be subject to income tax on its taxable income. The Company will recognize gain or loss on sales of its property pursuant to the Plan of Liquidation and Dissolution. Upon distributions, if any, of property to stockholders pursuant to the Plan of Liquidation and Dissolution, the Company will recognize gain or loss as if such property was sold to the stockholders at its fair market value, unless certain exceptions to the recognition of loss apply. As it is anticipated that no such exception will apply, the Company should recognize gain or loss on any distribution of property to stockholders pursuant to the Plan of Liquidation and Dissolution. It is possible, although unlikely, that the sale or distribution of all of the Company's holdings may result in the realization of net gain and the generation of tax obligations exceeding the amount of cash currently available. In addition, liabilities of the Company may be discharged by the Company at less than the face amount of such liabilities. The discharge of liabilities by the Company at less than face amount will result in a realization of income to the Company to the extent of the excess of the face amount of the liabilities over the amount paid in satisfaction thereof. However, it is unlikely that there will be any material tax or tax sharing payments payable at the corporate level because of net operating losses previously incurred and expected to be incurred by the Company.

Consequences to Stockholders other than Lockheed Martin

  As a result of the liquidation of the Company, stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property distributed to them, and (ii) their tax basis for their shares of stock. The Company believes that it is highly unlikely that any distributions of cash or property will be made to stockholders.

A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto.

  A stockholder's gain or loss will be computed on a "per share" basis. If a stockholder receives no distributions pursuant to the Plan of Liquidation and Dissolution, such stockholder should be entitled to claim a worthless stock deduction equal to the tax basis of the shares held by such stockholder, in the taxable year in which the liquidation is completed (or in a prior year if it became clear in such year that the stock was worthless). Such deduction should be treated as a capital loss, as if the stock were sold on the last day of the taxable year of the deduction. If the stockholder's holding period for the stock is more than 12 months on such date, the capital loss will be long-term; otherwise, it will be short-term.

  In the unlikely event that the Company makes any liquidating distributions, each would be allocated proportionately to each share of Common Stock owned by a stockholder. The value of each liquidating distribution would be applied against and reduce a stockholder's tax basis in his or her shares of stock. Gain would be recognized by reason of a liquidating distribution only to the extent that the aggregate value of such distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Subject to the preceding paragraph, any loss will generally be recognized only when the final distribution from the Company has been received and then only if the aggregate value of the liquidating distributions with respect to a share is less than the stockholder's tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets. Gain resulting from distributions of cash or assets from a corporation pursuant to a plan of liquidation is therefore generally capital gain rather than ordinary income; ordinary income would be the result in the event of the receipt of a distribution, not in liquidation, that is characterized as a dividend for tax purposes, subject, in the case of corporate holders, to a dividends-received deduction. If it were to be determined that any distributions made pursuant to the Plan of Liquidation and Dissolution were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates.

  Upon any distribution of property, the stockholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder's future sale of that property will be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the sales proceeds.

  After the close of its taxable year, the Company will provide stockholders and the IRS with a statement of the amount of cash, if any, distributed to the stockholders and its best estimate as to the value of the property, if any, distributed to them during that year. In the case of property which consists of stock or other securities which are traded in a public market, the fair market value will be determined by the Company based on the prices at which such stock or securities are so traded. In the case of other property, the fair market value will be determined by the Company based upon reports by independent appraisers or such other evidence as the Company shall elect. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by setting all or a portion of the assets received. Such sales, or the prospect of such sales, could reduce the market price of the securities received.

Taxation of Non-United States Stockholders

  Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Liquidation and Dissolution.

  Stockholders may also be subject to state or local taxes, and should consult their tax advisors with respect to the state and local tax consequences of the Plan of Liquidation and Dissolution.

  The foregoing summary of Certain Federal Income Tax Consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan of Liquidation and Dissolution may vary depending upon the particular circumstances of the stockholder. The Company recommends that each stockholder consult his or her own tax advisor regarding the tax consequences of the Plan of Liquidation and Dissolution.

                                   BUSINESS

Recent Developments

  The description of the Company's business contained below is qualified in its entirety by the information contained above under "Special Factors-- General Background."

General

  The Company, formerly Summagraphics Corporation ("Summagraphics"), was incorporated under Delaware law in 1972. The mailing address of the Company's principal executive office is 2411 W. La Palma Avenue, Anaheim, California 92801. The Company's telephone number is (714) 821-2000. Except where the context indicates otherwise, references to an entity include its consolidated subsidiaries.

Historic Business

  CalComp Inc. The principal business of the Company derived from that of CalComp Inc., formerly California Computer Products, Inc. ("CCP"), which was incorporated in September 1958 to manufacture and market computer graphics products for the U.S. Government's NIMBUS Weather Satellite Program. In 1959, CCP introduced the world's first drum plotter, which translated computer output into visual data such as drawings, charts and graphics. CCP expanded its product offerings by introducing new plotters and controllers through the 1960's and 1970's. CCP added its first electrostatic plotter to its product line in 1979. During the 1980's and 1990's, CCP and subsequently CalComp Inc., continued to expand its product line through adapting various technologies to new products, including thermal transfer technology in printers, laser technology in printers/plotters, LED technology in plotters, bubble inkjet technology in plotters, and direct thermal technology in printers and plotters. CCP added the digitizer product line in 1980 through the acquisition of Talos Systems, Inc.

  In 1980, CCP was acquired by Sanders Associates, Inc., a defense electronics company in Nashua, New Hampshire. At the end of 1983, CCP was merged with and into Sanders Associates, Inc. and the business was conducted thereafter under the name of CalComp Group. In 1986, Sanders Associates, Inc. was acquired by Lockheed Corporation ("Lockheed") at which time CalComp Group became an operating unit of Lockheed's Information Systems Group. CalComp Inc. was incorporated in 1987 under California law to acquire the assets and liabilities of CalComp Group from Sanders Associates, Inc., and to operate as a separate legal entity and a wholly-owned indirect subsidiary of Lockheed. In March 1995, the businesses of Lockheed and Martin Marietta Corporation were combined to form Lockheed Martin Corporation, at which time CalComp Inc. became a subsidiary of Lockheed Martin in the Information and Technology Services Sector.

  Commencing in 1991 and continuing into 1996, CalComp Inc. experienced substantial net operating losses principally due to the negative impact on margins resulting from the migration of the hard copy output device industry to inkjet technology products and the late entry of CalComp Inc. into the inkjet market in fiscal 1994. In late 1995, Lockheed Martin Corporation and Summagraphics Corporation began discussions concerning a proposed combination of CalComp Inc. and Summagraphics Corporation that resulted in the combination of the companies on July 23, 1996. See "The Exchange."

  Summagraphics Corporation. Summagraphics Corporation manufactured and sold input and output computer graphics peripheral products, many of which competed with CalComp Inc. In 1996, Summagraphics encountered significant financial difficulties primarily due to problems with its output products. Due to continuing losses and pressure from its lenders and vendors, Summagraphics pursued various activities to raise additional capital including the sale of part or all of the Company.

  The Exchange. The Company, then Summagraphics Corporation, entered into a Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for stock of the Company (dated as of March 19, 1996 and subsequently as amended April 30, 1996 and June 5, 1996) pursuant to which the Company issued to Lockheed Martin Corporation 40,742,957 shares of the Common Stock of the Company, representing 89.7% of the total outstanding shares of Common Stock of the Company following such issuance, in exchange for all of the outstanding capital stock of CalComp Inc. (the "Exchange"). The closing of the Exchange occurred on July 23, 1996 following approval of the Exchange by the stockholders of the Company. As a result of the Exchange, Lockheed Martin acquired control of the Company and CalComp Inc. became a wholly-owned subsidiary of the Company. In connection with the Exchange, the Company also changed its name from Summagraphics Corporation to CalComp Technology, Inc. and changed its year end from May 31 to a fifty-two, fifty-three week fiscal year ending on the last Sunday of December.

  The Exchange was accounted for as a "reverse acquisition," whereby CalComp Inc. was deemed to have acquired the Company, for financial reporting purposes. However, the Company remains the continuing legal entity and registrant for Securities and Exchange Commission ("SEC") filing purposes.

  Immediately following the Exchange, each of the then directors and executive officers of the Company resigned and Lockheed Martin, as the owner of a majority of outstanding shares of the Common Stock of the Company, adopted a resolution by written consent increasing the size of the Board of Directors from six to seven members and elected seven new directors. The Board then appointed officers to fill the vacant offices.

  For so long as Lockheed Martin continues to beneficially own more than 50% of the outstanding voting stock of the Company, Lockheed Martin will be able to control the Board of Directors and approve any other matter submitted to a vote of the stockholders without the consent of the other stockholders of the Company. In addition, in connection with the Exchange, the Company entered into agreements providing for, among other things, a long term line of credit and cash advances for long term financing and operating requirements, administrative support in selected areas and the filing of a consolidated tax return.

  CalComp Technology, Inc. Subsequent to the Exchange, the Company moved its executive offices from Austin, Texas to Anaheim, California and substantially completed its business plan to reduce duplicative work force and corporate overhead between the companies, integrate manufacturing operations and eliminate certain unprofitable product lines. The Company also substantially completed efforts to rationalize CalComp Inc.'s and Summagraphics' respective sales, product support, distribution and marketing organizations, and to integrate each company's product offerings and development activities.

  In November 1996, the Company acquired Topaz, a privately held company located in Sunnyvale, California, in exchange for 1,500,000 shares of the Company's Common Stock and $750,000 in cash. Subsequent to the acquisition, Topaz became a wholly-owned subsidiary of CalComp Technology, Inc. Topaz was a developer and manufacturer of the proprietary piezo inkjet printing technology which the Company marketed under the CrystalJet name. Pursuant to the Plan for Orderly Shutdown, Topaz ceased operations effective January 29, 1999.

  Kodak Joint Development Agreement. On March 29, 1998, the Company and Eastman Kodak Co. ("Kodak") entered into a Patent License and Joint Development Agreement (the "Joint Development Agreement") covering the joint development of the Company's CrystalJet technology into a range of products, printers and consumables for commercial applications. The Joint Development Agreement has a term of five years and provides for the contribution by Kodak of up to $36 million, with $20 million having been advanced upon the signing of the Joint Development Agreement and up to an additional $16 million to be funded incrementally over the term upon the achievement of certain milestones and the occurrence of certain events. As of December 1998, the initial $2 million milestone under the Joint Development Agreement had been achieved and paid by Kodak. A second $2 million milestone had been achieved and was recorded as revenue but remains unpaid by Kodak who is withholding payment pending resolution of its dispute with the Company relating to the Joint Development Agreement. See "Kodak Litigation." The Company and Kodak are also in dispute concerning the appropriate criteria applicable to an additional $3 million payment concerning a third milestone, notice of achievement of which the Company has also delivered to Kodak. See "Kodak Litigation." The

Joint Development Agreement also provides for royalties to be paid by Kodak to the Company in respect of licenses granted thereunder which allow Kodak, under certain circumstances, to exploit the inkjet technology developed under the terms of the agreement.

  Pursuant to the Joint Development Agreement, the Company issued to Kodak a warrant (the "Warrant") to purchase 8,000,000 shares (the "Warrant Shares") of the Company's Common Stock at an exercise price of $3.88 per share. The Warrant has a term of seven years and became exercisable as to 4,000,000 of the Warrant Shares on March 29, 1999, and the remaining 4,000,000 Warrant Shares will become exercisable on March 29, 2000 (each a "Vesting Date"); provided, however, that in the event the Joint Development Agreement is terminated prior to a Vesting Date, the Warrant will terminate as to any unvested Warrant Shares.

  Kodak Litigation. On May 13, 1999, Kodak filed suit against the Company and Lockheed Martin (collectively, the "Defendants") in the Orange County Superior Court of the State of California claiming (i) compensatory damages as a result of the Defendants' alleged breaches of the Joint Development Agreement and the covenant of good faith and dealing, and the Defendants' alleged negligent misrepresentation; (ii) compensatory and exemplary damages as a result of the Defendants' alleged fraud in inducing Kodak to believe that Lockheed Martin would support the Company and that the Company would remain a viable entity throughout the term of the Joint Development Agreement; and (iii) compensatory and exemplary damages as a result of Lockheed Martin's alleged intentional interference with the contract between the Company and Kodak. In each cause of action, Kodak is seeking compensatory damages in excess of $22 million. In addition, Kodak requests that (A) it be awarded a constructive trust over the $22 million in funds it contributed to the project and any property acquired therefrom; (B) the Defendants be required to provide an accounting of all funds provided to and expended by the Defendants with respect to the project; and (C) the court adjudge and declare the respective rights and duties of the parties under the Joint Development Agreement. The Company intends to defend itself vigorously, and to assert any counterclaims against Kodak available to the Company, including without limitation counterclaims relating to Kodak's failure to make milestone payments under the Joint Development Agreement.

Products

  Through 1998, the Company continued to distribute graphics peripheral products targeted at CAD/CAM printing and publishing and graphic arts markets. The Company's products fell into two general product lines: (1) hard copy output products, consisting primarily of printers and plotters, and graphics cutters; and (2) input devices, consisting of digitizers and scanners. In connection with the Plan for Orderly Shutdown, all manufacturing and marketing of the Company's products have been discontinued.

Hard-Copy Output Devices

  The Company historically has produced and sold a wide variety of hard-copy output devices of which the two principal classes of products were printers (including plotters) and vinyl-cutting plotters ("cutters"). Printers are devices that place raster images (oriented dots) on various types of output media (either paper or film) producing text, pictures and/or graphic images. Plotters are devices that translate computer output data into hard-copy media, such as schematics, charts, maps, and computer-aided design ("CAD") drawings, pictures, and other images. The basic unit consists of a microprocessor, a controller, and a marking mechanism. These output devices are often interchangeable, with the difference between plotters and printers often being the firmware-based connectivity solutions. A cutter performs a function similar to a plotter, but rather than drawing an image onto a sheet of paper, it accurately cuts on various media (such as vinyl) along a programmed image employing the same technique as a plotter, except using a knife instead of a pen.

 Printers and Plotters

  CrystalJet. CrystalJet printers represented 2% of the total revenue of the Company for fiscal year 1998. Over 14% of the Company's total revenue for fiscal 1998 derived from Kodak's payments under the Joint Development Agreement relating to the CrystalJet technology and from the sale of CrystalJet printers. The

CrystalJet wide-format printers contain four print heads, one for each of the four process colors. The print heads can be adjusted to two different heights above the media: 1.0 mm or 2.5 mm, which allows for a range of media options. Each print head, which contains 256 nozzles, is spaced at 1/180th-inch intervals yielding a print swath of 1.4 inches per color. This unique feature gives the user the ability to control the resolution and print speed. Users can select, on a job-by-job basis, 180, 360, or 720 dots per inch ("dpi"); 2, 4 or 8 interleaved passes; bi-directional or unidirectional printing; and pixel drop size. The CrystalJet printers can print a 360 dpi resolution image at 120 square feet per hour and a 720 dpi resolution image at 70 square feet per hour. These printing speeds are believed to be three to four times faster than traditional thermal inkjet printers. In addition, the technology supports different droplet sizes providing users the capability of printing high quality images at various resolutions for numerous market applications not currently available with competing thermal or piezo technology. Although the CrystalJet products were brought to market in 1998, the substantial operating losses and negative cash flow resulting from unexpected delays and technical difficulties related to the CrystalJet manufacturing process as well as the unanticipated costs and difficulties in gaining wide market acceptance, would have required a significant infusion of capital to allow the Company to achieve profitable large scale production of these products. Failure to obtain sufficient funding led to the adoption of the Plan for Orderly Shutdown. In connection with the Plan for Orderly Shutdown, operations relating to the CrystalJet products were terminated. Currently, the Company is considering various alternatives concerning the CrystalJet assets, including sale of such assets, in whole or in part, to third party purchasers (including Kodak and the former Topaz owners) or a transfer or other conveyance of such assets in satisfaction of creditor claims.

  Historical Output Products. Printers and plotters represented 14% of the total revenue of the Company for fiscal year 1998. In connection with the Company's plan to transition substantially all of its output products to its new CrystalJet technology, the Company liquidated substantially all of its non-CrystalJet based thermal inkjet output products at significantly less than their historical values in 1998.

 Cutters

  The Company's cutter business represented 7% of the total revenue in 1998. Cutters are output devices, similar in construction to a pen plotter, but employ a knife in place of a pen to cut vinyl for signs and banners, art film for screen printing, and various stencil materials for etching text and images into glass, wood and stone via an abrasive etching process. Cutter performance is primarily measured by speed, acceleration, and guaranteed accuracy. Additional features include knife type, tool pressure and software compatibility. Speed is measured by how many inches the knife moves per second. Acceleration is measured by how quickly the knife reaches its top speed and, therefore, is important since most signs consist of short lines. Guaranteed accuracy depends on the drive mechanism, either friction or sprocket, in the cutter. There are currently two types of knife systems used to cut material: drag and tangential. Drag knife units typically cost less, have less knife pressure capability, and are used for general sign applications. Tangential knife units are typically more expensive, with more knife pressure, greater precision cutting abilities and the ability to cut a wider variety of material.

  On February 19, 1999, the Company sold its cutter business to WestComp Incorporated ("WestComp") for $600,000 in cash and the assumption by WestComp of certain liabilities relating to the business. The asset sale to WestComp principally included the shares of CalComp Display Products N.V., a Belgian company and an indirect subsidiary of the Company, and the cutter related products held as inventory by the other subsidiaries of the Company. In connection with the sale, CalComp Technology Europe N.V. sold the principal facility of the cutter business, located in Gistel, Belgium, to an affiliate of WestComp at a purchase price of $924,000 on March 31, 1999.

Input Devices

  Input devices accounted for 22% of the total revenue of the Company for fiscal year 1998. The input device products offered by the Company were digitizers and scanners.

 Digitizers

  Uses for digitizers include desktop publishing, image processing, simple mouse replacement and pen-based computing. The Company's primary markets for digitizers were in computer-aided design, engineering and manufacturing (CAD/CAE/CAM).

  Digitizers typically are used with personal computers and workstations and support a broad range of software applications which include high-end computer aided publishing, construction management and costing, graphics design and animation, mapping and geographic information systems (GIS) and geological/seismic analysis. They also are used frequently with software systems such as AutoCAD. Newspaper publishers, for example, use the Company's digitizers as part of their complete computer-aided publishing systems for publication layout. Animation and graphics design uses for digitizers vary widely and include use in cinema productions, colorization of black and white movies and television weather and sports analysis. The cost of digitizers has come down significantly over the past few years, making them a viable mouse replacement.

  Traditionally, customers using CAD applications, mapping applications and GIS applications have perceived the need for the high precision input offered by digitizers. Recent software releases in the CAD industry, whereby mouse input devices are interchangeable with digitizer tablets for CAD applications, have significantly reduced the customer need for digitizer products. The Company believes that this trend and the failure of the Company to successfully replace or renew demand for CAD digitizer products had a material and adverse impact on the Company's input device business.

 Scanners

  Scanners are input devices which detect images on input media and translate the images into raster data for a computer. The Company marketed a family of large format scanners, the ScanPlusTM III large format scanners that are capable of fast, high volume scanning. These units, which can scan documents up to 36" wide, come in resolutions from 300 to 1000 dpi. The large format monochrome/color scanner addresses the needs of users who have to transfer hard copy drawings into a digital form. Applications for large format scanning include architectural engineering and construction (AEC), document management, mapping/GIS, and facilities management. Traditionally, converting to a digital form has been accomplished by either totally recreating the original drawing, utilizing a computer aided drafting package within the computer, or digitizing the original drawing using a large format digitizer.

 Sale of the Input Device Business

  Although the Company, as part of its strategy to divest itself of its non-CrystalJet business and to generate cash to be used to fund continuing operations, attempted to sell its input device business during fiscal 1998, such efforts proved unsuccessful. On February 1, 1999, in connection with the Plan for Orderly Shutdown, the Company, through certain domestic and foreign subsidiaries, sold substantially all of the assets relating to its input device business to GTCO Corporation ("GTCO"), one of the Company's competitors who had previously negotiated for the purchase of the business, for an aggregate of $6,500,000 in cash and the assumption by GTCO of certain liabilities relating to the input device business.

Supplies

  The Company also marketed an extensive line of consumable inks and media for its printers and plotters. Supplies represented 23% of the revenues of the Company for fiscal year 1998.

  The Company's strategy for its new line of CrystalJet products was to establish a CrystalJet based-consumables business. In connection with the release and establishment of an installed base of the new CrystalJet products, the Company intended to introduce a full line of related ink and media supplies. The Company planned to market inks, under the name "CrystalInk", which was to contain a complete set of both indoor dye-based ink and outdoor pigment-based ink. In addition, the Company intended to offer a full line of media products including opaque matte bond, premium bond, graphics presentation, glossy, adhesive-backed vinyl, canvas, and overlaminate material. This matched ink and media system was anticipated to provide customers with one source for their printing needs.

  The Company believed that the CrystalJet consumables business would replace and, as the installed base grew, exceed the Company's existing non-CrystalJet consumables business. However, the difficulties associated with the introduction of the CrystalJet product line and the liquidity crisis leading to the Plan for Orderly Shutdown did not allow for the successful development of the CrystalJet consumables business.

  In connection with the Plan for Orderly Shutdown, on March 24, 1999, the Company sold its non-CrystalJet consumables business (excluding the territories of Europe and Africa) to Budde International, Inc ("BII"). The purchase price for the non-CrystalJet supplies inventory and related sales information was $833,000. Effective April 30, 1999, the Company also sold the European and Africa supplies business to CalComp European Supplies Limited, a subsidiary of RES Holdings Limited, for a purchase price of $1,089,000.

Service and Support

  The Company, through its North American Channels group, its international subsidiaries and selected third-party providers, provided an extensive range of customer service and technical support for the Company's products. Service revenues accounted for 20% of the Company's total revenue in 1998. Technical support and customer service were provided through a twelve hour, five day telephone response network that provided customers with continuous access to trained technical support personnel. In addition, the Company provided product support and service through repair, exchange or replacement of products. The Company also maintained a staff of service technicians that were available for on-site service calls. During the past three years, the Company entered into certain agreements under which third parties provided service and technical support for the Company's traditional printer/plotter products. However, in view of the increased complexity of the Company's inkjet printer products, together with the need for increased emphasis on providing better response times to calls for service, the Company moved away from using third parties in favor of its in-house service staff where feasible.

  As part of the Plan for Orderly Shutdown, the Company is maintaining scaled back service and support programs for historical product groups pending the sale of assets and assumption of obligations (including warranty obligations) relating to the various products or other out-sourcing of related support and service obligations. On April 1, 1999, the Company sold its assets and liabilities relating to its worldwide parts distribution business and its North American service business to CalGraph Technology Services, Inc., a wholly-owned subsidiary of Tekgraf, Inc., for a purchase price of $400,000.

Research and Development

  During fiscal year 1998, the Company expended $14.5 million for research and development activities. The Company's research and development efforts were primarily focused on the output device market and inkjet technology and related platforms. Royalty revenue, primarily $18.6 million from the Company's Joint Development Agreement with Kodak, contributed 12% of the Company's total revenue in 1998. Pursuant to the Plan for Orderly Shutdown, the Company has suspended further research and development efforts.

Patents and Proprietary Information

  The Company owns numerous patents and patent applications, including domestic and foreign applications covering the CrystalJet technology, which were used in the operation of the Company's business and has developed a variety of proprietary information that was necessary for its business. While such patents, patent applications and other proprietary information were, in the aggregate, important to the operation of the Company's business, management of the Company does not believe that loss or termination of any patent, patent application or other intellectual property right would have materially affected the business of the Company. In conjunction with the Plan for Orderly Shutdown, certain of the Company's patents and patent applications are being transferred to third parties as the related businesses are sold.

Sales and Distribution

  In 1998, the Company modified its distribution strategy for output products to sell its branded products through value-added resellers in an effort to achieve an overall higher level of customer satisfaction and to penetrate new markets and better service customer needs. Delays and technical difficulties in bringing the CrystalJet products to market and the Company's liquidity crisis leading to the Plan for Orderly Shutdown did not allow these sales and distribution goals to be realized.

Competition

  The Company encountered extensive competition in all of its lines of business with numerous other parties, depending on the particular product or market environment. The parties with whom the Company competed differed depending on whether the product at issue was in the hard-copy plotter, printer and cutter market, or the digital input device market. Many of the Company's competitors had larger technical staffs, larger marketing and sales organizations and significantly greater financial resources than the Company. The Company also faced additional competition from many smaller competitors.

Organization

  Prior to the Plan for Orderly Shutdown, the Company's business, although conducted through numerous domestic and foreign subsidiaries, consisted of two organizational units, the Input Technologies Division located in Scottsdale, Arizona which manufactured and/or distributed digitizers and scanners and the Digital Printing Systems Division located in Anaheim and Sunnyvale, California and Gistel, Belgium which manufactured and sold output products consisting of printers and cutters. Sales and service were organized geographically for both divisions, while the following functions were included within each division:

  Product Management was responsible for defining product requirements and for the product through development, manufacturing and sales, to provide continuity to the Company's market commitment.

  Product Development was charged with the design of an economically manufacturable product which met the specifications originated by Product Management.

  Manufacturing performed all of the manufacturing operations, including the purchasing of materials, manufacturing, testing, packaging and shipping of products. Manufacturing consisted of a blend of internal and outsourced capabilities.

  Marketing and Sales were responsible for the selection, management and support of distribution channels. Additionally, the North American Sales organization managed sales in territories where the Company had no operating subsidiaries or distributors through Budde International, Inc., a Master Distributor located in Anaheim, California.

  In connection with the Plan for Orderly Shutdown, all foreign operations are being wound up and terminated. The Company's European operations were headquartered in Brugge, Belgium. The Company's activities in the Asia/Pacific region were principally conducted through subsidiaries in Hong Kong, China and Australia.

  In addition, the exclusive distributor for nearly all of the Company's products in Japan was NS CalComp Corporation, a joint venture in which the Company had a 44% equity interest, Nippon Steel Corporation owned 51% and Sumitomo Corporation owned 5%. On May 31, 1999, the Company sold its entire interest in the joint venture to Oce N.V., a Dutch corporation, for a net purchase price equal to $5,820,000 in cash, subject to post-closing adjustments.

Employees

  As of December 27, 1998, the Company employed approximately 888 people worldwide, of which 130 employees were involved in product development, manufacturing, marketing and headquarters operations in Anaheim, California. Approximately 133 employees were employed in the sales and service of the Company's products and were located at various strategic sites throughout North America, with many located in Anaheim, California. The Company employed approximately 126 people in support of its input device operations in Scottsdale, Arizona, and 270 people in support of inkjet products in Sunnyvale, California. In addition, there were approximately 206 employees in Europe and 23 employees in Asian operations, primarily involved with the importation, sales and service of the Company's products into their local geographic regions. Under the Plan for Orderly Shutdown, the Company had reduced its work force to approximately 70 employees at May 1, 1999.

  Certain Company employees have been designated as members of the Company's shutdown team, and the Plan for Orderly Shutdown contemplates that approximately 41 of those employees will continue to work through July 1999. Each team member will receive a retention benefit related to his or her efforts in facilitating the Plan for Orderly Shutdown. Severance amounts paid to the Company employees have been based on existing contracts, statutory requirements and Company policy. Severance payments in certain foreign jurisdictions, particularly Europe, tend to be significantly higher than in the United States due to local statutory requirements.

                      MARKET FOR COMPANY'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

  Until January 27, 1999, the Company's Common Stock was listed and traded on the NASDAQ National Market System under the symbol "CLCP." The following table sets forth the high and low closing sales prices of the Common Stock for the periods as reported by the NASDAQ (or, in the case of the portion of the first quarter of the year ending December 26, 1999, beginning on and after January 28, 1999, the high and low bid prices on the over-the-counter bulletin board maintained by the NASDAQ).

                                                                    High   Low
                                                                    ----- -----
   Year Ending December 26, 1999:
   First Quarter on and after January 28, 1999..................... $0.03 $0.02
   First Quarter prior to January 28, 1999.........................  1.09  0.22
   Year Ended December 27, 1998:
   Fourth Quarter..................................................  2.13  0.88
   Third Quarter...................................................  2.94  1.25
   Second Quarter..................................................  4.00  2.50
   First Quarter...................................................  4.63  2.81
   Year Ended December 28, 1997:
   Fourth Quarter..................................................  6.06  3.50
   Third Quarter...................................................  5.50  1.88
   Second Quarter..................................................  2.88  1.38
   First Quarter...................................................  2.75  2.19

  On January 27, 1999, the Company's Common Stock was delisted from the Nasdaq National Market System. Since that time, the Common Stock has been listed on the over-the-counter bulletin board market maintained by Nasdaq. It is expected that the Company's Common Stock will be deregistered under Rule 12g-4 of the Securities Exchange Act of 1934 in connection with the Company's anticipated formal winding up and dissolution.

  As of April 30, 1999, there were 294 holders of record of the Company's Common Stock. The closing bid price of the Company's Common Stock was $0.02 as of April 30, 1999 on the over-the-counter bulletin board market. On May 19, 1999, the last trading day preceding the public announcement of the Plan of Liquidation and Dissolution, the range of bid and asked prices per share of the Common Stock were $0.02 and $0.03, respectively.

  The Company has never paid any dividends with respect to its Common Stock and does not anticipate ever paying any dividends.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected net liabilities in liquidation and statement of operations data as of and for the fiscal year ended December 27, 1998 set forth below are derived from the Company's audited consolidated financial statements and the selected net liabilities in liquidation data as of March 28, 1999 set forth below are derived from the Company's unaudited consolidated financial statements. As discussed in "Business--Background and Summary of Significant Developments," the Company has implemented a Plan for Orderly Shutdown; therefore, prior year financial data is not comparable or meaningful. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of CalComp Technology, Inc. and related notes thereto included elsewhere herein. The following data is presented in thousands, except for share and per share data:

                                                       12/27/98      3/28/99
                                                      -----------  -----------
                                                                   (unaudited)
   Net Liabilities in Liquidation Data:
     Total assets.................................... $    21,939   $ 16,527
     Total liabilities...............................      86,939     81,527
     Net liabilities in liquidation..................     (65,000)   (65,000)
   Statement of Operations Data:
     Revenue.........................................     153,858
     Loss from operations............................    (166,201)
     Net loss........................................    (168,801)
     Weighted average shares used in computing per
      share amount...................................  47,105,617
     Basic and diluted net loss per share............       (3.58)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

  On January 14, 1999, the Board of Directors approved a Plan for Orderly Shutdown which is expected to be substantially completed in July 1999. On April 29, 1999, the Board of Directors approved the Plan of Liquidation and Dissolution. For further information See "Special Factors--Background and Summary of Significant Developments" and "The Plan of Complete Liquidation and Dissolution."

  During the three months ended March 28, 1999, the Company's sources of cash consisted primarily of proceeds from the Secured Demand Loan with Lockheed Martin of $15.7 million, collections from trade accounts receivable of $14.5 million, and proceeds from the sale of its non-CrystalJet assets of $10.9 million.

  The Company's use of cash during the three months ended March 28, 1999, consisted primarily of salaries and related benefits of $14.3 million, operating expenses during the liquidation period of $13.3 million, commitment cancellation costs related to open purchase orders as of January 14, 1999, of $8.9 million, and other liquidation expenses of $5.7 million.

  Pursuant to the Plan for Orderly Shutdown, the Company has to date consummated or entered into letters of intent for the sales of substantially all of its non-CrystalJet assets. The status of the primary sales transactions to date is as follows: On February 1, 1999, the Company, through certain domestic and foreign subsidiaries, sold substantially all of the assets relating to its input device business to GTCO Corporation ("GTCO") for an aggregate of $6,500,000 in cash and the assumption by GTCO of certain liabilities relating to the input device business. On February 19, 1999, the Company sold its cutter business to WestComp Incorporated ("WestComp") for $600,000 in cash and the assumption by WestComp of certain liabilities relating to the cutter business. The asset sale to WestComp principally included the shares of CalComp Display Products N.V., a Belgian company and an indirect subsidiary of the Company, and the cutter related products held as inventory by the other subsidiaries of the Company. In connection with the sale, CalComp Technology Europe N.V. sold the principal facility of the cutter business, located in Gistel, Belgium, to an affiliate of WestComp at a purchase price of $924,000 on March 31, 1999. On March 24, 1999, the Company sold its non-CrystalJet consumables business (excluding the territories of Europe and Africa) to Budde International, Inc. for a purchase price of $833,000 in cash. Effective April 30, 1999, the Company also sold the European and African supplies business to CalComp European Supplies Limited, a subsidiary of RES Holdings Limited, for a purchase price of $1,089,000 in cash. On April 1, 1999, the Company sold the assets and liabilities relating to its worldwide parts distribution business and its North American service business to CalGraph Technology Services, Inc., a wholly-owned subsidiary of Tekgraf Inc., for a purchase price of $400,000 in cash. On May 31, 1999, the Company sold to Oce N.V. its entire interest in NS CalComp, a Japanese corporation and joint venture in which the Company had a 44% interest, Nippon Steel Corporation had a 51% interest, and Sumitomo Corporation had a 5% interest. The net purchase price received by the Company for its joint venture interest was $5,820,000 in cash, subject to post-closing adjustments. No assurances can be given that pending sales will be consummated or that the proceeds from such sales, together with any proceeds from the sale of assets relating to the Company's CrystalJet business and with the funding from Lockheed Martin under the Secured Demand Loan, will allow the Company to successfully complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution, in which case the Company may be forced to seek protection from its creditors under Federal Bankruptcy law or may become the subject of an involuntary bankruptcy proceeding.

  The Company believes that even if the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution are successfully completed, it is highly unlikely that there will be any funds or assets available for distribution to its preferred or common stockholders and neither the Plan for Orderly Shutdown nor the Plan of Liquidation and Dissolution contemplates any such distributions.


Assets and Liabilities following the Adoption of the Plan for Orderly Shutdown

  As a result of the Board of Directors approving the Plan for Orderly Shutdown, the Company adopted the liquidation basis of accounting which requires assets and liabilities to be stated at estimated fair value. Accordingly, the consolidated statements of net liabilities in liquidation reflect assets and liabilities based on their estimated fair values and estimated settlement amounts. Changes in the estimated liquidation value of assets and liabilities are recognized in the period in which such refinements are known. The consolidated statements of operations, and cash flows for the fiscal year ended December 27, 1998 are presented on the going concern basis of accounting. However, as result of the Plan for Orderly Shutdown, comparative information is not meaningful and has not been presented.

  The Company established the carrying values for its assets and liabilities as reflected in the consolidated statement of net liabilities in liquidation as of December 27, 1998, using estimates of the fair values of assets and settlement amounts of liabilities developed in March 1999 giving consideration to all information available at that time. The Company believes there is insufficient additional information presently available to determine whether a change to its estimate of the deficiency in the fair value of its assets as compared to the estimated settlement amounts for its liabilities is necessary. Accordingly, no refinement to this estimate was made in preparing the consolidated statement of net liabilities in liquidation as of March 28, 1999.

Results of Operations for 1998

  Revenues. Revenues for the year ended December 27, 1998 were $153.9 million. Hardware and supplies revenue represented 61% of the total revenue of the Company for fiscal year 1998. Plotters and printers made up 23% of the hardware and supplies revenue. This was primarily made up of sales of its historical output products. In connection with the Company's plan to transition substantially all of its output products to its new CrystalJet technology in 1998, the Company liquidated substantially all of its non-CrystalJet based thermal inkjet output products at significantly less than their historical values. While the Company brought its new CrystalJet technology to market in 1998, CrystalJet revenue made up only 3% of the hardware and supplies revenue as the technology suffered from unexpected delays and technical difficulties related to the CrystalJet manufacturing process. In connection with the Plan for Orderly Shutdown, operations relating to the CrystalJet products were terminated. Input devices made up 32% of the hardware and supplies revenue. Throughout 1998, the Company's digitizer product revenue declined primarily as a result of the impact of increasing interchangeability of mouse input devices as an alternative to digitizer tablet input devices made possible by recent releases of CAD application software. Cutter products made up 10% of the hardware and supplies revenue. Supplies revenue made up 35% of the hardware and supplies revenue. The Company's service business made up 20% of the Company's total revenue in 1998. In 1998, the Company's service business deteriorated as a result of fewer service contracts being generated due to the lower product revenue and a lower rate of service contract renewals as older generation products were retired from service. Royalty revenue made up 12% of the Company's total revenue in 1998. This revenue was primarily the result of the Company's Joint Development Agreement with Kodak regarding the CrystalJet technology which consists of $14.6 million of royalty revenue and $4.0 million from milestone achievements. The initial $2 million milestone under the Joint Development Agreement was achieved and paid by Kodak in 1998. A second $2 million milestone was achieved and was recorded as revenue but remains unpaid by Kodak which is withholding payment pending resolution of its dispute with the Company relating to the Joint Development Agreement. See "Business--Historic Business--Dispute with Kodak."

  Gross Profit. In 1998, amounts recognized from the Joint Development Agreement made up $18.6 million of the Company's total gross profit of $21.0 million. Excluding the profit from the Joint Development Agreement, gross profit as a percentage of revenue was 2% for 1998. The low gross profit as a percentage of revenue was a result of selling price reductions required to transition out of mature and end-of-life products, the manufacturing inefficiencies resulting from decreased production volumes on the Company's mature output products, start up cost inefficiencies on new products, and delays in volume shipments of the CrystalJet wide format inkjet printers.

  Operating Expenses. Operating expenses for 1998 were $187.2 million which were made up of research and development expenses of $14.5 million, selling, general and administrative expenses of $56.1 million, corporate expenses from Lockheed Martin of $3.2 million, impairment charges of $112.1 million and restructuring charges of $1.3 million.

  Research and development expenses of $14.5 million in 1998 were primarily focused on development efforts to further the output device market and expanding the inkjet technology and related platforms. In conjunction with the Plan for Orderly Shutdown, the Company has suspended any further research and development efforts.

  Selling, general and administrative expenses were $56.1 million and were focused primarily on furthering the output device market and bringing CrystalJet and related products to market, liquidating substantially all of its non-CrystalJet based thermal inkjet output products and streamlining the European business.

  Corporate expenses from Lockheed Martin were $3.2 million in 1998 and were a result of charges for services received under the intercompany services agreement with Lockheed Martin.

  Impairment charges of $112.1 million were taken in the fourth quarter of 1998. These impairment charges relate to the Company's decision to focus its efforts and resources on the CrystalJet product line and to divest its input device, cutter, and non-CrystalJet service and support businesses as these businesses were considered non-strategic. In connection with this decision, the Company recorded a one-time non-cash impairment charge in the fourth quarter of $72 million to write-down the carrying value of the net assets of these businesses to their estimated fair value. In addition, the Company evaluated the business model and strategy of its continuing operations. As a result, in the fourth quarter, the Company recorded non-cash charges of $40.1 million related to the impairment of certain long-lived assets, including goodwill. See "Business--Background and Summary of Significant Developments."

  Restructuring charges of $1.3 million were taken in the fourth quarter of 1998 after a Company decision to streamline the Company's North American operations and move CrystalJet manufacturing to Sunnyvale.

  Interest Expense. Interest expense was $3.3 million for 1998 and was primarily related to interest incurred on the Company's outstanding balances under the Credit Agreements.

  Income Tax Provision. Income tax benefit of $0.6 million in 1998 was primarily related to foreign and state tax refunds recorded in 1998.

Year 2000 Compliance

  Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. Others do not correctly process "leap year" dates. As a result, such systems and applications could fail or create erroneous results unless corrected to process data related to the year 2000 and beyond. The problems are expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000 Problem." The Company intends to complete an orderly shutdown of its operations before the end of calendar year 1999; therefore, no additional funding will be expended on the assessment process. Year 2000 issues are not expected to impact the shutdown of Company operations.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Certain information with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the current Directors, (iii) each of the named Executive Officers, and all current Directors and Executive Officers as a group, including the number of shares of the Company's Common Stock beneficially owned by each of them as of March 31, 1999, is set forth below:

                                                                Percent of
                                             Shares of         Outstanding
            Name of Individual              Common Stock       Common Stock
          or Identity of Group(1)        Beneficially Owned Beneficially Owned
          -----------------------        ------------------ ------------------
   Lockheed Martin Corporation
    6801 Rockledge Drive
    Bethesda, MD 20817..................     40,742,957            86.7%
   Arthur E. Johnson....................            --              --
   John C. Batterton(2).................        106,500(3)             (4)
   Gary P. Mann.........................            --              --
   Terry F. Powell......................            --              --
   Kenneth R. Ratcliffe.................            --              --
   Jeffrey D. MacLauchlan...............            --              --
   James R. Bell(2).....................         39,900(5)             (4)
   Andreas Bibl(2)......................        500,000             1.1
   John J. Millerick(2).................         49,900(6)             (4)
   Renn Zaphiropoulos...................            --              --
   All Executive Officers and Directors
    as a Group (10 persons).............        696,300(7)          1.5

--------
(1) The address for each of the named individuals is c/o CalComp Technology, Inc., 2411 W. La Palma Avenue, Anaheim, California 92801. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).
(2) Mr. Batterton's employment was terminated by the Company effective June 1, 1999, and in connection therewith, he resigned as a director of the Company. Mr. Bibl's employment was terminated by the Company effective January 29, 1999. Mr. Bell's employment was terminated by the Company effective February 1, 1999. Mr. Millerick's employment was terminated by the Company effective June 1, 1999.
(3) Includes an aggregate of 106,500 shares which Mr. Batterton has, or will have within 60 days after March 31, 1999, the right to acquire upon exercise of outstanding options.
(4) Less than 1% of the outstanding shares of Common Stock.
(5) Includes an aggregate of 39,900 shares which Mr. Bell has, or will have within 60 days after March 31, 1999, the right to acquire upon exercise of outstanding options.
(6) Includes an aggregate of 49,900 shares which Mr. Millerick has, or will have within 60 days after March 31, 1999, the right to acquire upon exercise of outstanding options.
(7) Includes an aggregate of 196,300 shares which the Executive Officers and Directors as a group have, or will have within 60 days after March 31, 1999, the right to acquire upon exercise of outstanding options.

          RELATIONSHIP AND RELATED TRANSACTIONS WITH LOCKHEED MARTIN

  General. Because Lockheed Martin beneficially owns in excess of 85% of the outstanding shares of the Company's Common Stock, Lockheed Martin is able to elect all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the dissolution of the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities, and the payment of any dividends with respect to the Common Stock. In addition, Lockheed Martin, by virtue of its controlling ownership, has the power to approve matters submitted to a vote of the Company's stockholders (or by written consent in lieu of a meeting) without the consent of the Company's other stockholders; has the power to prevent a change in control of the Company; and could seek to cause the Company to pay dividends, enter into business or financial transactions with Lockheed Martin, sell assets, or take other actions that might be favorable to Lockheed Martin.

  The Company currently has a Board of Directors consisting of six members. Four members of the Board are officers, directors or employees of Lockheed Martin. Two members of the Board, Messrs. Ratcliffe and Zaphiropoulos, are neither directors or officers nor employees of Lockheed Martin, nor officers or employees of the Company. Lockheed Martin has agreed with the Company to use its good faith efforts to continue to cause at least two of the members of CalComp's Board of Directors to be independent of Lockheed Martin and the Company. Subject to this agreement, Lockheed Martin has the ability to change the size and composition of the Company's Board of Directors and committees of the Board.

  Revolving Credit Agreement. The Company and Lockheed Martin entered into a revolving credit agreement (the "Revolving Credit Agreement") pursuant to which Lockheed Martin agreed to provide, from time to time, financing for repayment of specified indebtedness and general corporate purposes, including, without limitation, financing the working capital needs of the Company and its subsidiaries. The Revolving Credit Agreement had a term of two years from the date of its execution, but could be terminated (or could have the maximum borrowing limit reduced) after the first anniversary of the July 23, 1996 effective date of the Revolving Credit Agreement, at the Company's or Lockheed Martin's option, upon at least 120 days' prior written notice of termination, which notice could be given not more than 120 days prior to the first anniversary. The Company and Lockheed Martin amended the Revolving Credit Agreement to increase the aggregate amount of borrowings available to the Company under the existing credit line from $33 million to $73 million, to extend the maturity date to January 31, 1999, to eliminate the requirement for compliance with certain financial ratio covenants, to eliminate the right of Lockheed Martin to cancel the agreement upon 120 days prior written notice, and to remove the security interest of Lockheed Martin in the assets of the Company. In July 1998, in connection with the Debt Exchange, the Revolving Credit Agreement was further amended to reduce the amount of borrowing available to the Company under that agreement from $73 million to $13 million. There was no required prepayment or scheduled reduction of availability of loans under the Revolving Credit Agreement, as amended (the "Amended Revolving Credit Agreement").

  Loans outstanding under the Amended Revolving Credit Agreement, as amended, bear interest, at the Company's option, either at (i) a rate per annum equal to the higher of the Federal Funds rate plus 0.5% or the rate publicly announced from time to time by Morgan Guaranty Trust Company of New York in New York as its "prime" rate or (ii) LIBOR plus 2.0%. In addition, the Company is required to pay Lockheed Martin a commitment fee equal to 0.45% per annum on the amount of the available but unused commitment under the Revolving Credit Agreement. During 1998, the Company paid Lockheed Martin an aggregate of $3.3 million in interest and loan fees to Lockheed Martin.

  The Amended Revolving Credit Agreement imposed certain negative and affirmative covenants on the Company which limited the Company's ability to incur indebtedness, to pay dividends, or to undertake certain corporate actions (mergers, consolidations, etc.) without the prior approval of Lockheed Martin. The Amended Revolving Credit Agreement also set forth certain events of default. The events of default included, without limitation: (i) failure to pay interest or principal when due, (ii) material breach of any representation or warranty, (iii) failure to perform certain covenants, (iv) failure to pay other indebtedness when due or breach of any other term contained in other agreements or instruments relating to other indebtedness, (v) commencement of bankruptcy or reorganization proceedings,
(vi) an event of default under the Cash Management Facility (described below) or (vii) the occurrence of certain events the result of which could reasonably be expected to have a Material Adverse Effect. In the case of an Event of Default, Lockheed Martin could, by notice in writing to the Company, terminate the Amended Revolving Credit Agreement and demand payment of amounts owing thereunder. At the present time, $13 million is owed to Lockheed Martin under the Amended Revolving Credit Agreement.

  Pursuant to the Amended Revolving Credit Agreement, Lockheed Martin has the right to set off, appropriate and apply against any and all cash transferred from the Company to Lockheed Martin in accordance with the Cash Management Agreement (as defined below) and any and all credits, indebtedness or claims at any time held or owing by Lockheed Martin to or for the credit or account of the Company.

  The Company is in default of its obligations under the Amended Revolving Credit Agreement. However, Lockheed Martin has agreed to forbear from exercising its rights and remedies under the Amended Revolving Credit Agreement until the Secured Demand Loan is terminated.

  Cash Management Agreement. The Company and Lockheed Martin entered into a cash management agreement (the "Cash Management Agreement") pursuant to which Lockheed Martin provides cash advances to the Company. The term of the Cash Management Agreement, as amended, extends from the date of its execution through January 31, 1999. In accordance with the terms of the Cash Management Agreement, excess cash balances of the Company will first be deemed to be a repayment of outstanding principal indebtedness under the Amended Revolving Credit Agreement, with any excess being applied against advances or held as an investment by Lockheed Martin on an overnight basis. The aggregate principal amounts of cash invested with Lockheed Martin will bear interest at a rate per annum equal to the Federal Funds Rate as in effect from time to time. Cash shortfalls, up to $2 million, will be funded by Lockheed Martin on an overnight basis, and will bear interest at a rate per annum equal to the Federal Funds Rate as in effect from time to time. In August, September, and November 1998, the Cash Management Agreement was amended ultimately increasing the amount of borrowing available to the Company from $2 million to $30 million under the Cash Management Agreement. Pursuant to the terms of the Cash Management Agreement, Lockheed Martin will have the right to set off, appropriate and apply against any and all cash transferred from the Company to Lockheed Martin under the Cash Management Agreement and any and all credits, indebtedness or claims at any time held or owing by Lockheed Martin to or for the credit or account of the Company.

  At the present time, $30 million is owed to Lockheed Martin under the Cash Management Agreement. Lockheed Martin has agreed to forbear from exercising its rights and remedies under the Cash Management Agreement until the Secured Demand Loan is terminated.

  Secured Demand Loan. The Secured Demand Loan provides for Lockheed Martin to make loans to the Company from time to time in an aggregate Maximum Available Amount, to be agreed to by Lockheed Martin, which may be increased by Lockheed Martin, in its sole and absolute discretion, upon requests for borrowing which are in conformity with the cash requirements set forth in the Plan for Orderly Shutdown. The Maximum Available Amount is subject to a Maximum Available Amount Ceiling of $51 million, an amount based on the Company's initial estimate of loan proceeds needed to fully fund the Plan for Orderly Shutdown. The Maximum Available Amount, initially was set at $11 million. At April 30, 1999, the Maximum Available Amount had been increased to $20.1 million. Lockheed Martin has the right to accept or reject, in whole or in part, any request for borrowing based on its determination, in its sole discretion, as to whether the Company is complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown. Loans under the Secured Demand Loan are to be repaid at the earlier to occur of (i) the business day following written demand by Lockheed Martin or (ii) the Termination Date. "Termination Date" is defined as the earlier of July 15, 1999 and the date on which Lockheed Martin notifies the Company of termination based on (x) Lockheed Martin's determination that the

Company is not reasonably complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown, which determination may be made in the sole and absolute discretion of Lockheed Martin, (y) the occurrence of a bankruptcy event (as defined in the Secured Demand Loan), or (z) the breach by the Company of the Secured Demand Loan or the accompanying Security Agreement. Under the Security Agreement, the Company granted to Lockheed Martin a security interest in all of the assets of the Company securing the obligations of the Company to Lockheed Martin under the Secured Demand Loan. The Secured Demand Loan also provides for certain other obligations of the Company, including covenants of the Company with respect to periodic notices, reports and forecasts relating to the Plan for Orderly Shutdown. In addition, Lockheed Martin agreed to forebear from exercising its rights and remedies to collect amounts outstanding under the Credit Agreements until the Secured Demand Loan is terminated.

  The Secured Demand Loan also requires the Company to retain an independent third-party liquidation specialist, acceptable to Lockheed Martin to review, validate and, to the extent deemed necessary by Lockheed Martin in its sole and absolute discretion, implement the Plan for Orderly Shutdown. In March 1999, Brincko Associates, Inc. was retained as the liquidation specialist approved by Lockheed Martin, and Mr. John P. Brincko was appointed the Chief Executive Officer of the Company. After his appointment, the Company conducted an updated and more detailed analysis of the amount of loan proceeds needed to fund the Plan for Orderly Shutdown, the Company revised its estimated funding needs under the plan to an amount approximating $65 million.

  The Company's latest estimate of funding needed to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution indicates estimated liabilities to be $14 million in excess of proceeds expected from asset sales and the maximum credit potentially available under the Secured Demand Loan. As part of its review of the Company's funding requirements under the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution, Lockheed Martin has agreed to consider increasing the Maximum Available Amount Ceiling, but there can be no assurance that such increase will be granted or that Lockheed Martin will authorize the disbursement of all funds potentially available under the Secured Demand Loan. Moreover, under the Secured Demand Loan, Lockheed Martin has the right to accept or reject further increases in the Maximum Available Amount based on its determination, in its sole discretion, that the Company is not complying with and making reasonable progress with respect to the Plan for Orderly Shutdown. No assurance can be given that the Company will be able to settle with its creditors at amounts estimated in the Plan for Orderly Shutdown, that estimated proceeds from asset sales will occur, or that actual cash requirements will not exceed current estimates for other reasons. Accordingly, there is substantial uncertainty as to whether the Company will be able to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution. If the Company is unable to obtain sufficient funds to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution out of proceeds from asset sales proceeds and the Secured Demand Loan or other financing or it is unable to reach acceptable settlements with all of its creditors, the Company may be forced to seek protection from creditors under Federal Bankruptcy law or may become subject to an involuntary bankruptcy proceeding. In the event of an insolvency proceeding, claims of secured creditors, such as Lockheed Martin, may not be able to be repaid in full and unsecured creditors may receive little, if anything, for their claims. In any circumstance, holders of the Company's common stock are not expected to receive any distributions of funds or assets and the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution do not contemplate any such distributions.

  BAI Agreement. Pursuant to the Secured Demand Loan, the Company retained Brincko Associates Inc. ("BAI") to serve as liquidation specialist and formally entered into an agreement with BAI effective March 22, 1999. The BAI agreement provides for the appointment of John P. Brincko, a principal of BAI, as the Company's Chief Executive Officer.

  Services Agreement. In connection with the Exchange, the Company and Lockheed Martin also entered into a services agreement ("Services Agreement") with respect to the services to be provided by Lockheed Martin. The Services Agreement provides that Lockheed Martin will furnish to the Company a package of services in exchange for a services fee, which will be determined by Lockheed Martin recognizing to the extent practicable, (i) Lockheed Martin's percentage ownership of the Company, (ii) the Company's requirements for certain services for which CalComp Inc. or the Company was previously charged by Lockheed Martin or other third parties and (iii) costs of obtaining services from third parties that previously were provided to CalComp Inc. by Lockheed Martin. The Services Agreement will expire two years after the date of its execution, but may be terminated by Lockheed Martin, at its option, upon not less than 90 days' prior written notice to the Company, provided that Lockheed Martin no longer owns Common Stock representing more than 50% of all of the issued and outstanding Common Stock of the Company. The Company may terminate the Services Agreement by providing not less than 90 days prior written notice to Lockheed Martin at any time that Lockheed Martin owns less than 25% of all of the issued and outstanding Common Stock of the Company. Consistent with past practices, the method used to determine amounts to be charged the Company will be in accordance with the requirements of Cost Accounting Standard 9904.403 ("CAS 403") "Allocation of Home Office Expenses to Segments." CAS 403 establishes the formulas and criteria for the allocation of home office expenses to organizational segments and is promulgated by the Cost Accounting Standards Board and used by contractors to the United States Government. Lockheed Martin's allocations are reviewed for compliance with the promulgated standards by the Department of Defense. In fiscal 1998, Lockheed Martin billed the Company approximately $3.2 million under the Services Agreement.

  The services provided by Lockheed Martin under the Services Agreement include certain tax services; corporate control and audit services; insurance planning and advice; health, safety and environmental management services; human resources and employee relations services; legal services; employee benefit plans administration and services; and treasury services.

  The Company has agreed to indemnify Lockheed Martin, except in certain limited circumstances, against liabilities that Lockheed Martin may incur that are caused by or arise in connection with the Company's failure to fulfill its obligations under the Services Agreement.

  In addition to the service agreement fees, the Company has entered into various support agreements with Lockheed Martin to provide, among other things, that Lockheed Martin undertake to provide certain services for and at the request of the Company including, but not limited to, administration of the pension and savings plan, legal and other general administrative services and group medical, liability and workers' compensation insurance. Expenses are allocated to the Company based on actual amounts incurred on behalf of the Company plus estimated overhead related to such amounts. Amounts billed to the Company were $4.3 million in 1998. Such amounts are allocated to various cost elements in the financial statements based on relevant factors which include headcount and square footage.

  Corporate Agreement. The Company and Lockheed Martin also entered into a corporate agreement (the "Corporate Agreement") in connection with the Exchange. Under the terms of the Corporate Agreement, the Company has agreed that, for so long as Lockheed Martin continues to own 50 percent or more of the Common Stock of the Company, the Company will propose, at each election of directors (including elections to fill vacancies) a slate of directors or individual directors such that at least 66 percent of the Board of Directors of the Company is comprised of persons designated by Lockheed Martin. The Corporate Agreement also obligates Lockheed Martin and the Company to use their good faith efforts to cause at least two individual directors of the Company to be independent of both the Company and Lockheed Martin within the meaning of the rules of the New York Stock Exchange regarding who may serve on the audit committee of a company listed on such exchange. Subject to these agreements, Lockheed Martin will be able to elect 100% of the directors for so long as Lockheed Martin owns more than 50 percent of the combined voting power of the Company.

  In addition, the Corporate Agreement provides that for so long as Lockheed Martin maintains ownership of 50 percent or more of the Common Stock, the Company may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention or event of default by Lockheed Martin of (i) any provision of applicable law or regulation, including, but not limited to, provisions pertaining to ERISA, (ii) any provision of Lockheed Martin's Charter or Bylaws, (iii) any credit agreement or other material instrument binding upon any Lockheed Martin entity, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over any Lockheed Martin entity. Additionally, for so long as Lockheed Martin continues to own 50 percent or more of the Common Stock of the Company, the Company may not take any action reasonably expected to result in a material increase in liabilities required to be included in its consolidated financial statements, nor may it materially increase its obligations under any employee benefit plan, without the prior written consent of Lockheed Martin. The Corporate Agreement also provides that nothing contained in the Corporate Agreement is intended to limit or restrict in any way the ability of Lockheed Martin to control or limit any action or proposed action of the Company, including but not limited to, the incurrence by the Company of indebtedness, based upon Lockheed Martin's internal policies or other factors.

  Registration Rights Agreement. In connection with the Exchange, the Company also entered into a registration rights agreement (the "Registration Rights Agreement") with Lockheed Martin. Under the Registration Rights Agreement, until Lockheed Martin or its assignees can sell all of the registrable securities then owned in a single market transaction pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), in the case of any proposed registration of shares of capital stock or other securities of the Company, Lockheed Martin or its assignees shall have the right, subject to certain limitations contained therein, to elect to include in such registration statement all or a part of their registrable securities (a "Piggyback Registration").

  Under the Registration Rights Agreement, at any time after the date of the Registration Rights Agreement and from time to time thereafter, Lockheed Martin (or an assignee owning in the aggregate at least 25% of the Common Stock issued to Lockheed Martin as of the date of the execution of the Registration Rights Agreement) may cause the Company to use its best efforts to file a registration statement to register under the Securities Act for sale to the public all or a portion of the registrable securities of Lockheed Martin or its assignees, and thereafter use its best efforts to file any and all amendments as may be necessary to cause the registration statement to be declared effective. The Company will have no obligation, however, to register any securities under the Registration Rights Agreement unless the reasonably anticipated aggregate offering price to the public of such securities, as stated by Lockheed Martin or its assignees in their written registration request, equals or exceeds $15 million. In addition, the Company will have no obligation to file more than three registration statements on a form other than Form S-3 and in no event will it be required to file more than four registration statements in total. The costs and expenses (other than underwriting discounts, commissions and similar payments) of all registrations will be borne by the Company.

  The Registration Rights Agreement contains indemnification and contribution provisions (i) by Lockheed Martin and its assignees for the benefit of the Company and related persons, (ii) by the Company for the benefit of Lockheed Martin and the other persons entitled to effect registrations of Common Stock pursuant to its terms and (iii) related persons.

  Tax Sharing Agreement. The Company and Lockheed Martin also entered into a tax sharing agreement (the "Tax Sharing Agreement"), effective the date of the Exchange. Pursuant to the Tax Sharing Agreement, the Company and Lockheed Martin will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company or any refund payable to the Company will be determined as though the Company were to file separate federal, state and local income tax returns (including any amounts determined to be due as a result of a redetermination of the tax liability of Lockheed Martin arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than a consolidated subsidiary of Lockheed Martin. Under the Tax Sharing Agreement, for so long as the Company remains part of the Lockheed Martin combined consolidated group for federal income tax purposes, the Company will be entitled to the benefit of any tax attribute attributable to the Company that could be used by the Company if it were not part of the Lockheed Martin combined consolidated group. At such time as the Company ceases to be included in the Lockheed Martin combined consolidated group for federal income tax purposes, the Company shall no longer be entitled to the benefit of any tax attribute created while part of the Lockheed Martin combined consolidated group that would otherwise have been attributable to the Company.

  In determining the amount of tax sharing payments, Lockheed Martin will prepare a pro forma consolidated return for the Company that reflects the same positions and elections used by Lockheed Martin in preparing the returns for the Lockheed Martin consolidated group. Lockheed Martin will continue to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters relating to the income tax liability of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim or refund on behalf of the Company. Interest required to be paid by or to the Company with respect to any federal income tax pursuant to the Tax Sharing Agreement shall be computed at the rate and in the manner provided in the Internal Revenue Code of 1986 for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period. Any interest required to be paid by or to the Company with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments, respectively, of such tax for the relevant period.

  Under the Tax Sharing Agreement, the Company will reimburse Lockheed Martin for any outside legal and accounting expenses incurred by Lockheed Martin in the course of the conduct of any audit or contest regarding the Lockheed Martin consolidated group, and for any other expenses incurred by Lockheed Martin in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to an issue relating to the Company or its subsidiaries; provided, however, that prior to incurring any such expenses, Lockheed Martin shall consult with the Company and shall consider the Company's views with regard to the retention of outside professional assistance.

  The Company believes that the amounts payable by, or charged to, the Company under the terms of the forgoing agreements with Lockheed Martin, taken collectively, are reasonable in the circumstances and are substantially at market rates.

                          ABSENCE OF APPRAISAL RIGHTS

  Under the applicable provisions of the DGCL, the Company's Fourth Amended and Restated Certificate of Incorporation and the Certificate of Designation relating to the Preferred Stock, the Company's stockholders are not entitled to dissenters' or appraisal rights with respect to the Plan of Liquidation and Dissolution.

                                          By Order of the Board of Directors

                                          Arthur E. Johnson
                                          Chairman of the Board

June 10, 1999

              ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                            CalComp Technology, Inc.
                          (In Process of Liquidation)

                                                                            Page
                                                                            ----
Unaudited Financial Statements for the Quarter Ended March 28, 1999.......   F-2
  Consolidated Statements of Net Liabilities in Liquidation at March 28,
   1999 (Unaudited) and December 27, 1998.................................   F-3
  Unaudited Consolidated Statement of Changes in Net Liabilities in
   Liquidation for the Three Months Ended March 28, 1999..................   F-4
  Notes to Unaudited Consolidated Financial Statements....................   F-5

Audited Financial Statements for the Fiscal Year Ended December 27, 1998..  F-13
  Report of Independent Auditors..........................................  F-14
  Consolidated Statement of Net Liabilities in Liquidation at December 27,
   1998...................................................................  F-15
  Consolidated Statement of Operations for the Year Ended December 27,
   1998...................................................................  F-16
  Consolidated Statement of Stockholders' Equity for the Year Ended
   December 27, 1998......................................................  F-17
  Consolidated Statement of Cash Flows for the Year Ended December 27,
   1998...................................................................  F-18
  Notes to Consolidated Financial Statements..............................  F-19

             UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTER ENDED
                                MARCH 28, 1999

  The following Unaudited Consolidated Financial Statements for the Quarter ended March 28, 1999, together with the notes thereto (the "Unaudited Financial Statements"), should be read in conjunction with the Audited Financial Statements for the fiscal year ended December 27, 1998, and the notes thereto (the "Audited Financial Statements"). The Unaudited Financial Statements update certain of the information provided in the Audited Financial Statements relating to significant developments and contingencies. The Audited Financial Statements are included in this Information Statement immediately after the Unaudited Financial Statements.

                            CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

           CONSOLIDATED STATEMENTS OF NET LIABILITIES IN LIQUIDATION

                (In thousands, except share and per share data)

                                                       March 28,   December 27,
                       ASSETS                            1999          1998
                       ------                         -----------  ------------
                                                      (Unaudited)
Cash................................................. $    9,453    $    3,280
Accounts receivable..................................      2,577         7,775
Inventories..........................................      1,165         5,966
Prepaid expenses and other assets....................        977         1,033
Net assets held for sale.............................         --         1,430
Property, plant and equipment........................      2,355         2,455
                                                      ----------    ----------
  Total assets.......................................     16,527        21,939
                                                      ----------    ----------

                     LIABILITIES
                     -----------
Accounts payable.....................................      8,775        12,308
Accrued salaries and related expenditures............     16,707        20,697
Operating expenses during liquidation period.........     14,314        21,647
Commitment cancellation costs........................      5,895        15,433
Secured demand loan with Lockheed Martin.............     15,716            --
Net service liabilities held for sale................      3,966            --
Other liabilities....................................     16,154        16,854
                                                      ----------    ----------
  Total liabilities..................................     81,527        86,939
                                                      ----------    ----------
Net liabilities in liquidation....................... $  (65,000)   $  (65,000)
                                                      ==========    ==========
Contingencies (Note 2)
Number of common shares outstanding.................. 47,120,650    47,120,650
                                                      ==========    ==========
Net liabilities in liquidation per share............. $    (1.38)   $    (1.38)
                                                      ==========    ==========



     See accompanying notes to unaudited consolidated financial statements.

                            CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

 UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN NET LIABILITIES IN LIQUIDATION

                   For the Three Months Ended March 28, 1999
                                 (In thousands)

Net liabilities in liquidation, December 27, 1998................... $(65,000)
Net changes in estimated fair values and settlement amounts for
 assets and liabilities.............................................      --
                                                                     --------
Net liabilities in liquidation, March 28, 1999...................... $(65,000)
                                                                     ========





     See accompanying notes to unaudited consolidated financial statements.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background and Summary of Significant Developments

  The Company has been a supplier of both input and output computer graphics peripheral products consisting of (i) printers (including plotters), (ii) cutters, (iii) digitizers, and (iv) large format scanners. In general, the Company's products were designed for use in computer aided design and manufacturing ("CAD/CAM"), printing and publishing, and graphic arts markets, both domestically and internationally. The Company also maintained service, product support and technical assistance programs for its customers and sold software, supplies and after-warranty service.

  In recent years, the Company had begun transitioning its traditional pen, electrostatic and most thermal technology products to inkjet plotters and printers. Generally, inkjet technology products provide increased user productivity compared to traditional pen plotters and solid area fill capability for applications requiring graphic imaging. By the end of 1997, the Company had substantially completed its strategy to discontinue its non-inkjet printer and plotter products.

  In the fourth quarter of 1997, the Company completed the development of a new line of wide-format digital printers based on its proprietary piezo inkjet technology obtained through the acquisition of Topaz Technologies, Inc. ("Topaz") in 1996. This new line of printers was marketed under the "CrystalJet(TM)" name and targeted at the graphic arts industry. The Company began shipping the initial market development and demonstration units of these printers in the first quarter of 1998. Although volume shipments to customers of CrystalJet products commenced in the second quarter and increased during the remainder of the fiscal year, the projected profitability of the CrystalJet products was dependent on achieving greater production volumes and wider market acceptance than could reasonably be anticipated to occur in the near term and would have required substantial infusions of new capital which the Company was unable to obtain. Although the new CrystalJet technology proved viable, the Company believes that production delays, technical difficulties in the manufacturing processes and a failure to gain timely market acceptance resulted in continuing operating losses and negative cash flow, which materially and adversely affected the Company's business plan for the CrystalJet technology and in significant part, resulted in the Company's liquidity crisis discussed further below.

  As part of its piezo inkjet technology development, in March 1998, the Company entered into a Patent License and Joint Development Agreement with Eastman Kodak Company ("Kodak") that provided an initial payment of $20 million in April 1998 and contemplated an additional $16 million in cash over the term to be funded incrementally upon the achievement of certain milestones and the occurrence of certain events. The Company believes that the first three milestones were achieved in 1998, entitling it to payments totaling $7 million; however, only the first $2 million milestone payment has been received from Kodak because Kodak has disputed the attainment of the third milestone and withheld the second milestone payment.

  In July 1998, the Company engaged Salomon Smith Barney as an investment advisor to assist the Company in the consideration of strategic alternatives. In October 1998, the Company made the formal decision to focus its efforts and resources on the CrystalJet product line and to divest its input device, cutter, and non-CrystalJet service and support businesses as these businesses were considered non-strategic. In connection with this decision, the Company recorded a one-time non-cash impairment charge in the fourth quarter of $72 million to write-down the carrying value of the net assets of these businesses to their estimated fair value. In addition, the Company evaluated the business model and strategy of its continuing operations. As a result, in the fourth quarter, the Company recorded non-cash charges of $40.1 million related to the impairment of certain long-lived assets, including goodwill.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)


  In July 1998, the Company also entered into an Exchange Agreement with Lockheed Martin Corporation ("Lockheed Martin"), which is the majority shareholder, principal creditor and source of capital funding of the Company, pursuant to which, the Company exchanged $60 million of outstanding debt owed to Lockheed Martin under a Revolving Credit Agreement for 1,000,000 shares of Series A Preferred Stock (the "Preferred Stock") of the Company (the "Debt Exchange"). In connection with the Debt Exchange, the Revolving Credit Agreement was amended to reduce the amount of borrowing available to the Company under that agreement from $73 million to $13 million. In August, September, and November 1998, a related Cash Management Agreement was amended which ultimately increased the amount of borrowing available to the Company from $2 million to $30 million under the Cash Management Agreement, thereby providing a maximum borrowing availability of $43 million to the Company under these agreements (the "Credit Agreements") (which was fully drawn in January 1999 and remains outstanding).

  In a letter dated December 23, 1998, Lockheed Martin Corporation ("Lockheed Martin") notified the Company that it would not increase the Company's credit availability, needed to fund the Company's continuous operations, beyond the $43 million then available under the Company's Revolving Credit Agreement and related Cash Management Agreement (collectively, the "Credit Agreements") with Lockheed Martin, but indicated it would consider funding an orderly shutdown. At such date, the Company anticipated that, to fund operating requirements, it would require the $4.9 million remaining under the Credit Agreements in January 1999. On December 28, 1998, the Company indicated its intent to accept Lockheed Martin's proposal to fund a non-bankruptcy orderly shut-down of the Company's operations in accordance with a plan to be proposed by the Company. On January 14, 1999, the Company's directors approved and submitted the Company's plan ("Plan for Orderly Shutdown") to Lockheed Martin for their review and approval. As a result of this liquidity crisis and after considering its lack of strategic alternatives, in particular, given the Company's inability to obtain funding from sources other than Lockheed Martin, on January 15, 1999, the Company announced that it would commence an orderly shutdown of its operations. Under the Plan for Orderly Shutdown approved by the Company's Board of Directors, the Company completed a Secured Demand Loan Facility ("Secured Demand Loan") with Lockheed Martin, pursuant to which Lockheed Martin agreed to provide, subject to the terms and conditions set forth in such facility, funding to the Company in addition to the $43 million available under the Credit Agreements. The Secured Demand Loan would provide funds to assist the Company in the non-bankruptcy shutdown of its operations pursuant to the Plan for Orderly Shutdown. In addition, Lockheed Martin agreed to forebear from exercising its rights and remedies to collect amounts outstanding under the Credit Agreements until the Secured Demand Loan is terminated. In connection with the Plan for Orderly Shutdown, it was anticipated that the Company would cause the dissolution, merger or consolidation of its subsidiaries with the Company, and that the Company, itself, would then proceed with its own formal winding up and dissolution. On April 29, 1999, the Company's Board of Directors (a) authorized the merger with and into CalComp Technology, Inc. of all the Company's subsidiaries organized under the laws of any state of the United States and (b) approved and adopted the Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation and Dissolution"). Lockheed Martin, as holder of a majority of the outstanding shares of Common Stock and holder of all of the outstanding shares of Preferred Stock, executed a written consent on May 12, 1999 approving the Plan of Liquidation and Dissolution. The Plan of Liquidation and Dissolution will not become effective until at least (20) days after mailing of this Information Statement to holders of the Company's common stock.

  Pursuant to the Plan of Liquidation and Dissolution, the Company will be liquidated by (i) the sale (or sales) of substantially all of its remaining assets, including its CrystalJet assets, and (ii) after payment of all the claims, obligations and expenses owing to the Company's creditors, by cash and in-kind distributions (if any) to the holder of the Preferred Stock (up to the $60.0 million, plus accrued and unpaid dividends, aggregate liquidation preference of the Preferred Stock), with the remainder (if any) to holders of the Common Stock on a pro rata basis, and, if deemed necessary, appropriate or desirable by the Board of Directors, by distributions of its assets and funds from time to time to one or more liquidating trusts established for the benefit of stockholders (subject

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

to the claims of creditors), or by a final distribution of its then remaining assets to a liquidating trust established for the benefit of stockholders (subject to the claims of creditors). Based on the anticipated value of the Company's assets and the amounts owed to creditors of the Company, the Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders. Therefore, it is highly unlikely that any distributions will be made to stockholders.

  Since the announcement of the Plan for Orderly Shutdown, the Company has ceased all manufacturing, sales and marketing activities and scaled back operations to a level designed to allow the Company to sell or liquidate its assets in a manner that takes into account the interests of the Company's stockholders, creditors, employees, customers and suppliers. To date, the Company has consummated or entered into letters of intent for the sales of substantially all of its non-CrystalJet assets. However, no assurances can be given that pending transactions will be consummated. Additionally, pursuant to the Plan for Orderly Shutdown, the Company has issued notices to its domestic employees under the Worker Adjustment and Retraining Notification Act (W.A.R.N.) and, as of April 30 1999, has terminated 433 employees, or 84% of the Company's domestic workforce. Non-U.S. employees have also been terminated or notified of their scheduled termination under applicable foreign laws. Certain of the Company's sales and service personnel, pending sales of specified assets, and an administrative team (including the newly appointed Chief Executive Officer) will wind up the operations of the Company through the shutdown process which is expected to be substantially completed by July 1999. The Company anticipates that it will be able to negotiate reasonable settlement amounts with its non-affiliated creditors but the Company's ability to make payments on the agreed settlement amounts will depend on receiving sufficient cash from the sale of its assets and securing additional funding sufficient for the Plan for Orderly Shutdown.

  The Secured Demand Loan provides for Lockheed Martin to make loans to the Company from time to time up to an aggregate maximum available amount (the "Maximum Available Amount"), specified by Lockheed Martin, which may be increased by Lockheed Martin, in its sole and absolute discretion, upon requests for borrowing that are in conformity with the cash requirements set forth in the Plan for Orderly Shutdown. The Maximum Available Amount is subject to a ceiling ("Maximum Available Amount Ceiling") of $51 million, an amount based on the Company's initial estimate of loan proceeds needed to fully fund the Plan for Orderly Shutdown. The Maximum Available Amount, initially, was set at $11 million. At April 30, 1999, the Maximum Available Amount had been increased to $20.1 million. Lockheed Martin has the right to accept or reject, in whole or in part, any request for borrowing based on its determination, in its sole discretion, as to whether the Company is complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown. Loans under the Secured Demand Loan are to be repaid at the earlier to occur of (i) the business day following written demand by Lockheed Martin or (ii) the Termination Date. The "Termination Date" is defined as the earlier of July 15, 1999, or the date on which Lockheed Martin notifies the Company of termination based on (x) Lockheed Martin's determination that the Company is not reasonably complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown, which determination may be made in the sole and absolute discretion of Lockheed Martin, (y) the occurrence of a bankruptcy event (as defined in the Secured Demand Loan), or (z) the breach by the Company of the Secured Demand Loan or the accompanying Security Agreement. Under the Security Agreement, the Company granted to Lockheed Martin a security interest in all of the assets of the Company and its principal domestic subsidiaries to secure the obligations owing to Lockheed Martin under the Secured Demand Loan. The Secured Demand Loan also provides for certain other obligations of the Company, including covenants of the Company with respect to periodic notices, reports and forecasts relating to the Plan for Orderly Shutdown.

  The Secured Demand Loan required the Company to retain an independent third-party liquidation specialist acceptable to Lockheed Martin to review, validate and, to the extent deemed necessary by Lockheed Martin in its sole and absolute discretion, implement the Plan for Orderly Shutdown. In March 1999, Brincko Associates, Inc.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

was retained as the liquidation specialist approved by Lockheed Martin, and Mr. John P. Brincko was appointed the Chief Executive Officer of the Company. After his appointment, the Company conducted an updated and more detailed analysis of the amount of loan proceeds needed to fund the Plan for Orderly Shutdown, and revised its estimate of funding needed under the Secured Demand Loan to approximately $65 million.

  As noted above, the Company's latest estimate of funding needed to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution indicates estimated liabilities to be $14 million in excess of amounts expected from asset sales proceeds and the maximum available under the Secured Demand Loan. As part of its review of the Company's funding requirements under the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution, Lockheed Martin has agreed to consider increasing the Maximum Available Amount Ceiling, but there can be no assurance that such increase will be granted or that Lockheed Martin will authorize the disbursement of all funds potentially available under the Secured Demand Loan. Additionally, there can be no assurance that the Company will be able to settle with its creditors at amounts estimated in the Plan for Orderly Shutdown, that estimated cash inflows from asset sales will occur, or that actual net cash funding requirements will not exceed current estimates for any other reason. Accordingly, there is substantial uncertainty as to whether the Company will be able to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution. If the Company is unable to obtain sufficient funds to complete the Plan for Orderly Shutdown and the Plan of Liquidation and Dissolution out of the proceeds from the sales of its remaining assets and the Secured Demand Loan or other financing or it is unable to reach acceptable settlements with all of its creditors, the Company may be forced to seek protection from creditors under Federal Bankruptcy law or may become subject to an involuntary bankruptcy proceeding. In the event of a bankruptcy or insolvency proceeding, claims of secured creditors, such as Lockheed Martin, may not be able to be repaid in full and unsecured creditors may receive little, if anything, for their claims. In any circumstance, it is highly unlikely the holders of the Company's preferred and common stock will receive any distributions of funds or assets, and neither the Plan for Orderly Shutdown nor the Plan of Liquidation and Dissolution contemplates any such distributions.

  On January 27, 1999, the Company's Common Stock was delisted from the Nasdaq National Market System due to the Company's failure to maintain certain listing requirements. At the present time, the Company's Common Stock continues to trade on the over-the-counter bulletin board market maintained by Nasdaq. It is expected that the Company's Common Stock will be deregistered under Rule 12g-4 of the Securities Exchange Act of 1934 in connection with the Company's Plan of Liquidation and Dissolution.

 Liquidation Basis of Accounting

  As a result of the Board of Directors approving the Plan for Orderly Shutdown, the accompanying consolidated financial statements have been presented based on the liquidation basis of accounting to provide more relevant information.

  The liquidation basis of accounting requires that assets and liabilities be stated at estimated fair value. Accordingly, the statements of net liabilities in liquidation reflects assets and liabilities based on their estimated fair values and estimated settlement amounts. Changes in the estimated liquidation value of assets and liabilities are recognized in the period in which such refinements are known.

  The Company established the carrying values for its assets and liabilities as reflected in the consolidated statement of net liabilities in liquidation as of December 27, 1998, using estimates of the fair values of assets and settlement amounts of liabilities developed in March 1999 giving consideration to all information available at that time. The Company believes there is insufficient additional information presently available to determine whether a change to its estimate of the deficiency in the fair value of its assets as compared to the estimated

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

settlement amounts for its liabilities is necessary. Accordingly, no refinement to this estimate was made in preparing the consolidated statement of net liabilities in liquidation as of March 28, 1999.

 Organization and Basis of Presentation

  The consolidated financial statements included herein have been prepared by the Company, without audit, and include all adjustments which, in the opinion of management, are necessary for a fair presentation of the consolidated net liabilities in liquidation as of March 28, 1999. Certain information and footnote disclosures normally included in financial statements prepared on the liquidation basis of accounting have been condensed or omitted in accordance with principles for interim period financial reporting, although the Company believes the disclosures in these financial statements are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the Company's consolidated financial statements as of and for the year ended December 27, 1998, and notes thereto, included elsewhere herein and in the Company's Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 27, 1998.

  The Company is an 86.7% owned subsidiary of Lockheed Martin. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles under the liquidation basis of accounting requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates have been made relative to the valuation of all assets and liabilities of the Company, including, among others, estimates for warranties and settlement of litigation and long-term lease commitments. Such estimates have been developed pursuant to the provisions of the Plan for Orderly Shutdown. Actual results may differ from amounts estimated.

2. CONTINGENCIES

 Legal

  A complaint was filed on October 14, 1997, by Wacom Co., Ltd. and Wacom Technology Corp. ("Wacom"), against CalComp Inc., a wholly-owned subsidiary of the Company ("CalComp"), in the U.S. District Court for the Central District of California. The complaint alleged, among other things, that CalComp's sale of ULTRASLATE digitizer tablets infringes three patents and infringes Wacom's common law trademark, ULTRAPEN. Wacom's request for a preliminary injunction concerning infringement of two of the three patents was denied by the Court on February 12, 1998. Wacom was seeking damages and permanent injunctive relief with respect to alleged infringement of the three patents, pre-judgment interest and, among other things, requested an award of its attorneys' fees and costs.

  In March 1999, Wacom unsuccessfully sought to enjoin the Company from proceeding with the Plan of Orderly Shutdown.

  Pursuant to a Settlement Agreement and Mutual Release dated effective as of April 21, 1999, by and among Wacom, Wacom Co., Ltd. and CalComp, CalComp paid $100,000 to Wacom, and CalComp acknowledged the validity, enforceability, and the infringement of the subject patents and the trademark.

  On July 8, 1998, Xaar Technology Limited ("Xaar") filed suit in the U.S. District Court for the Northern District of California, against the Company, CalComp Inc. (a wholly-owned subsidiary of the Company) and Topaz, (collectively the "Defendants") alleging that the Defendants' manufacture and sale of CrystalJet

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

piezoelectric inkjet printheads infringes Xaar's U.S. Pat. Nos. 4,879,568 and 5,003,679 which cover certain pulsed droplet deposition apparatus and certain processes for manufacturing pulsed droplet deposition apparatus. The complaint also alleges that the Defendants have induced others to infringe these patents. The complaint seeks preliminary and permanent injunctive relief against infringement of the Xaar patents, increased damages for willful infringement of those patents, interest and award of its attorneys' fees and costs. The Company has reviewed these patents and believes that the Company will prevail over Xaar's claims, that the Company's piezoelectric technology is proprietary to the Company and that the Company's manufacture and sale of CrystalJet piezoelectric printheads does not infringe any valid claims of either of these patents. Further, the Company intends to defend itself against all claims in this lawsuit.

  In March 1999, Xaar unsuccessfully sought to enjoin the Company from proceeding with the Plan for Orderly Shutdown.

  On April 20, 1999, Xaar's motion to amend the complaint to add Lockheed Martin as a party was granted.

  In a separate action, on July 6, 1998, Xaar filed suit in the English High Court of Justice ("High Court") in London alleging that the Defendants and CalComp Ltd., a U.K. subsidiary of CalComp Inc., have infringed or caused, enabled, or assisted others to infringe, European patent (UK) number EP 0 277 703 ("703 Patent"), which covers certain pulsed droplet deposition apparatus and certain processes for manufacturing pulsed droplet deposition apparatus, as a result of sales of the Company's CrystalJet printers in the U.K. The complaint seeks an injunction and damages or profits resulting from the alleged infringement and, among other things, interest on any sums due Xaar and an award of its costs. The Company has reviewed the patent in suit, believes that the Company will prevail over Xaar's claims in this suit and that the Company's sale of CrystalJet printers in the U.K. does not infringe any valid claims of this patent. The Company has also counterclaimed for an order revoking the "703 Patent. The Company intends to defend itself against all claims made and to pursue its counterclaim for the revocation of the "703 Patent.

  On September 7, 1998, the Company, CalComp Inc. and CalComp Ltd., filed an action in the High Court to revoke Xaar's European Patent (UK) number EP 0 278 590 (the "590 Patent") which also covers certain pulsed droplet deposition apparatus and certain processes for manufacturing pulsed droplet deposition apparatus and which involves technology similar to that in the "703 Patent.

  In March 1999, QRS 10-12 (TX), Inc. and QRS 11-5 (TX), Inc., the landlords under the lease for the Company's former Austin, Texas headquarters (collectively, "Landlord"), filed suit against the Company in the U.S. District Court for the Southern District Court of New York claiming damages equal to the present value of rent due for the remaining term of the lease. The Company had ceased paying rent in January 1999. The Company has moved to change the jurisdiction and venue of the case to Texas where it intends to defend itself against the Landlord's claims.

  In a separate action, on April 30, 1999, the Landlord filed suit against the Company in the Court of Chancery of the State of Delaware (the "Delaware Action") claiming damages under the terms of the lease; claiming compensatory and punitive damages from the Company for an alleged breach of fiduciary duty to creditors; and requesting that the court void alleged fraudulent transfers of assets since October 1, 1998, require the Company to provide a complete accounting, and provide such additional relief as the court may determine. In addition, under the Delaware Action, the Landlord sought an expedited hearing on its claims, and injunctive relief to enjoin the Company and its subsidiaries from paying any debt to any creditor and to require the Company to place in escrow to be held by the court all proceeds obtained from sales of its assets. On May 12, 1999, the Landlord's motion for an expedited hearing was denied.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  If the Company were to determine that one of the Landlord's suits was reasonably likely to result in a judgment that would compromise the Company's ability to successfully complete the Plan for Orderly Shutdown, the Company might be forced to seek protection from the Landlord under Federal Bankruptcy law in order to statutorily limit the Landlord's claims so that all then remaining creditors could share more fairly in the Company's then remaining assets, if any. In any event, the Company believes that any payments to the Landlord by way of judgment or settlement will be for substantially less than the present value of the lease payments that might otherwise be owing through the term of the lease.

  On March 29, 1998, the Company and Eastman Kodak Co. ("Kodak") entered into a Patent License and Joint Development Agreement (the "Joint Development Agreement") covering the joint development of the Company's CrystalJet technology into a range of products, printers and consumables for commercial applications. The Joint Development Agreement has a term of five years and provides for the contribution by Kodak of up to $36 million, with $20 million having been advanced upon the signing of the Joint Development Agreement and up to an additional $16 million to be funded incrementally over the term upon the achievement of certain milestones and the occurrence of certain events. As of December 1998, the initial $2 million milestone under the Joint Development Agreement had been achieved and paid by Kodak. A second $2 million milestone had been achieved and was recorded as revenue but remains unpaid by Kodak who is withholding payment pending resolution of its dispute with the Company relating to the Joint Development Agreement. The Company and Kodak are also in dispute concerning the appropriate criteria applicable to an additional $3 million payment concerning a third milestone, notice of achievement of which the Company has also delivered to Kodak. The Joint Development Agreement also provides for royalties to be paid by Kodak to the Company in respect of licenses granted thereunder which allow Kodak, under certain circumstances, to exploit the inkjet technology developed under the terms of the agreement.

  On May 13, 1999, Kodak filed suit against the Company and Lockheed Martin (collectively, the "Defendants") in the Orange County Superior Court of the State of California claiming (i) compensatory damages as a result of the Defendants' alleged breaches of the Joint Development Agreement and the covenant of good faith and dealing, and the Defendants' alleged negligent misrepresentation; (ii) compensatory and exemplary damages as a result of the Defendants' alleged fraud in inducing Kodak to believe that Lockheed Martin would support the Company and that the Company would remain a viable entity throughout the term of the Joint Development Agreement; and (iii) compensatory and exemplary damages as a result of Lockheed Martin's alleged intentional interference with the contract between the Company and Kodak. In each cause of action, Kodak is seeking compensatory damages in excess of $22 million. In addition, Kodak requests that (A) it be awarded a constructive trust over the $22 million in funds it contributed to the project and any property acquired therefrom; (B) the Defendants be required to provide an accounting of all funds provided to and expended by the Defendants with respect to the project; and (C) the court adjudge and declare the respective rights and duties of the parties under the Joint Development Agreement. The Company intends to defend itself vigorously, and to assert any counterclaims against Kodak available to the Company, including without limitation counterclaims relating to Kodak's failure to make milestone payments under the Joint Development Agreement.

  The Company is also party to other legal actions arising from its Plan for Orderly Shutdown. The Company believes that any such claims in material amounts are without merit.

  Because of their contingent nature, the Company does not believe that the disposition of any of these matters will have a material adverse effect on its net liabilities in liquidation, nor will the results of any lawsuits affect the Company's determination to proceed with the Plan for Orderly Shutdown or the Plan of Liquidation and Dissolution.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)


 Environmental Matters

  In connection with the June 1997 sale of the Company's headquarters facility in Anaheim, California, the Company agreed to remain obligated to address certain environmental conditions which existed at the site prior to the closing of the sale. In addition, Lockheed Martin has guaranteed the performance of the Company under this environmental agreement.

  In 1988, the Company submitted a plan to the California Regional Water Quality Control Board ("the Water Board") relating to its facility in Anaheim, California. This plan contemplated site assessment and monitoring of soil and ground water contamination. In 1997, the Company, at the request of the Water Board, submitted work plans to conduct off-site water investigations and on-site soil remediation. In 1998, CalComp conducted an extensive aquifer characterization and off-site plume delineation investigation. Afterwards, the Board approved CalComp's work plans for Off-Site Plume Delineation and Source Area Remediation. The Company has established reserves which it considers to be adequate to cover the cost of investigations and tests required by the Water Board, any additional remediation that may be requested and potential costs of continued monitoring of soil and groundwater contamination, if required.

  The Company believes that it has adequately projected any future expenditures in connection with environmental matters and does not believe that the disposition of any of these matters will have a material adverse effect on its net liabilities in liquidation, nor will any such expenditures affect the Company's determination to proceed with the Plan for Orderly Shutdown or the Plan of Liquidation and Dissolution.

                     AUDITED FINANCIAL STATEMENTS FOR THE
                      FISCAL YEAR ENDED DECEMBER 27, 1998

  The following Audited Consolidated Financial Statements for the fiscal year ended December 27, 1998, together with the notes thereto (the "Audited Financial Statements"), should be read in conjunction with the Unaudited Financial Statements for the quarter ended March 28, 1999, and the notes thereto (the "Unaudited Financial Statements"). The Unaudited Financial Statements update certain of the information provided in the Audited Financial Statements relating to significant developments and contingencies. The Unaudited Financial Statements are included in this Information Statement immediately prior to the Audited Financial Statements.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
CalComp Technology, Inc.

  We have audited the accompanying consolidated statement of net liabilities in liquidation of CalComp Technology, Inc. as of December 27, 1998 and the consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  As described in Note 1 to the consolidated financial statements, on January 14, 1999, the Board of Directors approved a plan of orderly shutdown and liquidation and, accordingly, the Company adopted the liquidation basis of accounting effective December 27, 1998. The Company's consolidated statements of operations and cash flows for the year ended December 27, 1998 have been presented using accounting principles applicable to a going concern.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the net liabilities in liquidation of CalComp Technology, Inc. as of December 27, 1998 and the consolidated results of operations and cash flows of CalComp Technology, Inc. for the year ended December 27, 1998, in conformity with generally accepted accounting principles applied on the basis described in the preceding paragraph.

                                          Ernst & Young LLP

Orange County, California
April 8, 1999

                            CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)
            CONSOLIDATED STATEMENT OF NET LIABILITIES IN LIQUIDATION

                               December 27, 1998

                (In thousands, except share and per share data)

                              ASSETS
                              ------
Cash.............................................................. $     3,280
Accounts receivable...............................................       7,775
Inventories.......................................................       5,966
Prepaid expenses and other assets.................................       1,033
Net assets held for sale..........................................       1,430
Property, plant and equipment.....................................       2,455
                                                                   -----------
  Total assets....................................................      21,939
                                                                   -----------

                           LIABILITIES
                           -----------
Accounts payable..................................................      12,308
Accrued salaries and related expenditures.........................      20,697
Operating expenses during liquidation period......................      21,647
Commitment cancellation costs.....................................      15,433
Other liabilities.................................................      16,854
                                                                   -----------
  Total liabilities...............................................      86,939
                                                                   -----------
Net liabilities in liquidation.................................... $   (65,000)
                                                                   ===========
Commitments and contingencies (Note 3)
Number of common shares outstanding...............................  47,120,650
                                                                   ===========
Net liabilities in liquidation per share.......................... $     (1.38)
                                                                   ===========




          See accompanying notes to consolidated financial statements.

                            CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 27, 1998

                (In thousands, except share and per share data)

Revenue:
  Hardware and supplies............................................ $   94,503
  Service..........................................................     30,577
  Royalty..........................................................     19,245
  Sales to affiliates..............................................      9,533
                                                                    ----------
    Total revenue..................................................    153,858
Cost of revenue:
  Hardware and supplies............................................    101,084
  Service..........................................................     24,400
  Royalty..........................................................        300
  Sales to affiliates..............................................      7,084
                                                                    ----------
    Total cost of revenue..........................................    132,868
                                                                    ----------
    Gross profit...................................................     20,990
Operating Expenses:
  Research and development.........................................     14,475
  Selling, general and administrative..............................     56,115
  Corporate expenses from Lockheed Martin (Note 2).................      3,172
  Impairment charge (Note 1).......................................    112,098
  Restructuring charge.............................................      1,331
                                                                    ----------
Loss from operations...............................................   (166,201)
Interest expense...................................................      3,289
Other income, net (Note 4).........................................       (111)
                                                                    ----------
Loss before income taxes...........................................   (169,379)
Income tax benefit (Note 5)........................................       (578)
                                                                    ----------
    Net loss....................................................... $ (168,801)
                                                                    ==========
    Basic and diluted net loss per share of common stock........... $    (3.58)
                                                                    ==========
    Weighted average number of common shares outstanding........... 47,105,617
                                                                    ==========

          See accompanying notes to consolidated financial statements.

                            CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                          Preferred Stock  Common Stock   Additional              Cumulative                Net
                          ---------------  -------------   Paid-in    Accumulated Translation Treasury Liabilities in
                          Shares  Amount   Shares Amount   Capital      Deficit   Adjustment   Stock    Liquidation
                          ------ --------  ------ ------  ----------  ----------- ----------- -------- --------------
Balance at December 28,
 1997...................    --   $    --   47,071 $ 471   $ 287,322    $(217,145)   $ 5,550    $(465)     $   --
 Issuance of preferred
  stock.................  1,000    60,000     --    --          --           --         --       --           --
 Exercise of stock
  options...............    --        --       50   --          105          --         --       --           --
 Issuance of warrant....    --        --      --    --        5,360          --         --       --           --
 Translation
  adjustment............    --        --      --    --          --           --          26      --           --
 Net loss...............    --        --      --    --          --      (168,801)       --       --           --
                          -----  --------  ------ -----   ---------    ---------    -------    -----      -------
Balance at December 27,
 1998 prior to adoption
 of liquidation basis of
 accounting.............  1,000    60,000  47,121   471     292,787     (385,946)     5,576     (465)         --
Adoption of liquidation
 basis of accounting:
 Close capital
  accounts..............    --    (60,000)    --   (471)   (292,787)     385,946     (5,576)     465       27,577
 Adjust net liabilities
  in liquidation to fair
  value.................    --        --      --    --          --           --         --       --        37,423
                          -----  --------  ------ -----   ---------    ---------    -------    -----      -------
Net liabilities in
 liquidation at December
 27, 1998...............  1,000  $    --   47,121 $ --    $     --     $     --     $   --     $ --       $65,000
                          =====  ========  ====== =====   =========    =========    =======    =====      =======


          See accompanying notes to consolidated financial statements.

                            CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      For the Year Ended December 27, 1998
                                 (In thousands)

Operating activities:
  Net loss.......................................................... $(168,801)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Impairment charge...............................................   112,098
    Depreciation and amortization...................................    17,088
    Restructuring payments..........................................    (2,805)
    Restructuring charge............................................     1,331
    Investee income.................................................      (318)
    Net changes in operating assets and liabilities.................     3,418
                                                                     ---------
      Net cash used in operating activities.........................   (37,989)
Investing activities:
  Purchase of property, plant and equipment.........................    (9,512)
  Dividends received................................................       121
                                                                     ---------
      Net cash used in investing activities.........................    (9,391)
Financing activities:
  Net proceeds from line of credit with Lockheed Martin.............    38,608
  Issuance of warrant...............................................     5,360
  Exercise of stock options.........................................       105
                                                                     ---------
      Net cash provided by financing activities.....................    44,073
Effect of exchange rate changes on cash.............................        93
                                                                     ---------
Change in cash......................................................    (3,214)
Cash at beginning of year...........................................     6,494
                                                                     ---------
Cash at end of year................................................. $   3,280
                                                                     =========


          See accompanying notes to consolidated financial statements.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Background and Summary of Significant Developments

  The Company has been a supplier of both input and output computer graphics peripheral products consisting of (i) printers (including plotters), (ii) cutters, (iii) digitizers, and (iv) large format scanners. In general, the Company's products were designed for use in computer-aided design and manufacturing ("CAD/CAM"), printing and publishing, and graphic arts markets, both domestically and internationally. The Company also maintained service, product support and technical assistance programs for its customers and sold software, supplies and after-warranty service.

  In recent years, the Company had begun transitioning its traditional pen, electrostatic and most thermal technology products to inkjet plotters and printers. Generally, inkjet technology products provide increased user productivity compared to traditional pen plotters and solid area fill capability for applications requiring graphic imaging. By the end of 1997, the Company had substantially completed its strategy to discontinue its non-inkjet printer and plotter products.

  In the fourth quarter of 1997, the Company completed the development of a new line of wide-format digital printers based on its proprietary piezo inkjet technology obtained through the acquisition of Topaz Technologies, Inc. ("Topaz") in 1996. This new line of printers was marketed under the "CrystalJet(TM)" name and targeted at the graphic arts industry. The Company began shipping the initial market development and demonstration units of these printers in the first quarter of 1998. Although volume shipments to customers of CrystalJet products commenced in the second quarter and increased during the remainder of the fiscal year, the projected profitability of the CrystalJet products was dependent on achieving greater production volumes and wider market acceptance than could reasonably be anticipated to occur in the near term and would have required substantial infusions of new capital which the Company was unable to obtain. Although the new CrystalJet technology proved viable, the Company believes that production delays, technical difficulties in the manufacturing processes and a failure to gain timely market acceptance resulted in continuing operating losses and negative cash flow, which materially and adversely affected the Company's business plan for the CrystalJet technology and in significant part, resulted in the Company's liquidity crisis discussed further below.

  As part of its piezo inkjet technology development, in March 1998, the Company entered into a Patent License and Joint Development Agreement with Eastman Kodak Company ("Kodak") that provided an initial payment of $20 million in April 1998 and contemplated an additional $16 million in cash over the term to be funded incrementally upon the achievement of certain milestones and the occurrence of certain events. As of March 31, 1999, the Company believes that the first three milestones totaling $7 million were achieved in 1998; however, only the first $2 million milestone payment has been received from Kodak because Kodak has disputed the attainment of the third milestone and withheld the second milestone payment.

  In July 1998, the Company engaged Salomon Smith Barney as an investment advisor to assist the Company in the consideration of strategic alternatives. In October 1998, the Company made the formal decision to focus its efforts and resources on the CrystalJet product line and to divest its input device, cutter, and non-CrystalJet service and support businesses as these businesses were considered non-strategic. In connection with this decision, the Company recorded a one-time non-cash impairment charge in the fourth quarter of $72 million to write-down the carrying value of the net assets of these businesses to their estimated fair value. In addition, the Company evaluated the business model and strategy of its continuing operations. As a result, in the fourth quarter, the Company recorded non-cash charges of $40.1 million related to the impairment of certain long-lived assets, including goodwill.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  In July 1998, the Company also entered into an Exchange Agreement with Lockheed Martin Corporation ("Lockheed Martin"), which is the majority shareholder, principal creditor and source of capital funding of the Company, pursuant to which, the Company exchanged $60 million of outstanding debt owed to Lockheed Martin under a Revolving Credit Agreement for 1,000,000 shares of Series A Preferred Stock (the "Preferred Stock") of the Company (the "Debt Exchange"). In connection with the Debt Exchange, the Revolving Credit Agreement was amended to reduce the amount of borrowing available to the Company under that agreement from $73 million to $13 million. In August, September, and November 1998, a related Cash Management Agreement was amended which ultimately increased the amount of borrowing available to the Company from $2 million to $30 million under the Cash Management Agreement, thereby providing a maximum borrowing availability of $43 million to the Company under these agreements (the "Credit Agreements"). At December 27, 1998, the Company had drawn a total of $38.1 million against the Credit Agreements.

  In a letter dated December 23, 1998, Lockheed Martin notified the Company that it would not increase the Company's credit availability, needed to fund the Company's current operations, beyond the $43 million then available under the Credit Agreements. At such date, the Company anticipated that, to fund operating requirements, it would require the $4.9 million remaining under the Credit Agreements in January 1999. On December 28, 1998, the Company indicated its intent to accept Lockheed Martin's proposal to fund a non-bankruptcy orderly shut-down of the Company's operations in accordance with a plan to be proposed by the Company. On January 14, 1999 the Company's directors approved and submitted the Company's Plan ("Plan for Orderly Shutdown") to Lockheed Martin for their review and approval. As a result of this liquidity crisis and after considering its lack of strategic alternatives, in particular, given the Company's inability to obtain funding from sources other than Lockheed Martin, on January 15, 1999, the Company announced that it would commence an orderly shutdown of its operations. Under the Plan for Orderly Shutdown approved by the Company's Board of Directors, the Company completed a Secured Demand Loan Facility ("Secured Demand Loan") with Lockheed Martin, pursuant to which Lockheed Martin agreed to provide, subject to the terms and conditions set forth in such facility, funding to the Company in addition to the $43 million available under the Credit Agreements. The Secured Demand Loan would provide funds to assist the Company in the non-bankruptcy shutdown of its operations pursuant to the Plan for Orderly Shutdown. In addition, Lockheed Martin agreed to forebear from exercising its rights and remedies to collect amounts outstanding under the Credit Agreements until the Secured Demand Loan is terminated. In connection with the Plan for Orderly Shutdown, it is anticipated that the Company will cause the dissolution, merger or consolidation of its subsidiaries with the Company and that the Company, itself, would then proceed with its own formal winding up and dissolution.

  Since the announcement of the Plan for Orderly Shutdown, the Company has ceased all manufacturing, sales and marketing activities and scaled back operations to a level designed to allow the Company to sell or liquidate its assets in a manner that takes into account the interests of the Company's stockholders, creditors, employees, customers and suppliers. As of March 31, 1999 the Company has consummated or entered into letters of intent for sales of substantially all of its assets, other than those relating to its CrystalJet business. However, no assurances can be given that all pending transactions will be consummated. Additionally, pursuant to the Plan for Orderly Shutdown, the Company has issued notices to its domestic employees under the Worker Adjustment and Retraining Notification Act (W.A.R.N.) and, as of March 31, 1999, has terminated 381 employees, or 74% of the Company's domestic workforce. Non-U.S. employees have also been terminated or notified of their scheduled termination under applicable foreign laws. Certain of the Company's sales and service personnel, pending sales of specified assets, and an administrative team (including the President, Chief Financial Officer and a newly appointed Chief Executive Officer) will wind up the operations of the Company through the shutdown process which is expected to be substantially completed by July 1999. The Company anticipates that it will be able to negotiate reasonable settlement amounts with its non-affiliated creditors but the Company's ability to make payments on the agreed settlement amounts will depend on receiving sufficient cash from the sale of its assets and securing additional funding sufficient for the Plan for Orderly Shutdown.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The Secured Demand Loan provides for Lockheed Martin to make loans to the Company from time to time up to an aggregate maximum available amount (the "Maximum Available Amount"), specified by Lockheed Martin, which may be increased by Lockheed Martin, in its sole and absolute discretion, upon requests for borrowing that are in conformity with the cash requirements set forth in the Plan for Orderly Shutdown. The Maximum Available Amount is subject to a ceiling ("Maximum Available Amount Ceiling") of $51 million, an amount based on the Company's initial estimate of loan proceeds needed to fully fund the Plan for Orderly Shutdown. The Maximum Available Amount, initially, was set at $11 million. At March 31, 1999, the Maximum Available Amount had been increased to $15.7 million. Lockheed Martin has the right to accept or reject, in whole or in part, any request for borrowing based on its determination, in its sole discretion, as to whether the Company is complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown. Loans under the Secured Demand Loan are to be repaid at the earlier to occur of (i) the business day following written demand by Lockheed Martin or (ii) the Termination Date. The "Termination Date" is defined as the earlier of July 15, 1999 or the date on which Lockheed Martin notifies the Company of termination based on (x) Lockheed Martin's determination that the Company is not reasonably complying with, or making reasonable progress with respect to, the Plan for Orderly Shutdown, which determination may be made in the sole and absolute discretion of Lockheed Martin, (y) the occurrence of a bankruptcy event (as defined in the Secured Demand Loan), or (z) the breach by the Company of the Secured Demand Loan or the accompanying Security Agreement. Under the Security Agreement, the Company granted to Lockheed Martin a security interest in all of the assets of the Company to secure the obligations of the Company to Lockheed Martin under the Secured Demand Loan. The Secured Demand Loan also provides for certain other obligations of the Company, including covenants of the Company with respect to periodic notices, reports and forecasts relating to the Plan for Orderly Shutdown.

  The Secured Demand Loan also required the Company to retain an independent third-party liquidation specialist acceptable to Lockheed Martin to review, validate and, to the extent deemed necessary by Lockheed Martin in its sole and absolute discretion, implement the Plan for Orderly Shutdown. In March 1999, Brincko Associates, Inc. was retained as the liquidation specialist approved by Lockheed Martin, and Mr. John P. Brincko was appointed the Chief Executive Officer of the Company. After his appointment, the Company conducted an updated and more detailed analysis of the amount of loan proceeds needed to fund the Plan for Orderly Shutdown, and revised its estimate of funding needed under the Secured Demand Loan to approximately $65 million.

  As noted above, the Company's latest estimate of funding needed to complete the Plan for Orderly Shutdown indicates estimated liabilities to be $14 million in excess of amounts expected from asset sales proceeds and the maximum available under the Secured Demand Loan. As part of its review of the Company's funding requirements under the Plan for Orderly Shutdown, Lockheed Martin has agreed to consider increasing the Maximum Available Amount Ceiling, but there can be no assurance that such increase will be granted or that Lockheed Martin will authorize the disbursement of all funds potentially available under the Secured Demand Loan. Additionally, there can be no assurance that the Company will be able to settle with its creditors at amounts estimated in the Plan for Orderly Shutdown, that estimated cash inflows from asset sales will occur, or that actual net cash funding requirements will not exceed current estimates for any other reason. Accordingly, there is substantial uncertainty as to whether the Company will be able to complete the Plan for Orderly Shutdown as originally envisioned. If the Company is unable to obtain sufficient funds to complete the Plan for Orderly Shutdown from asset sales proceeds and the Secured Demand Loan or it is unable to reach reasonable settlements with all of its creditors, the Company may be forced to seek protection from creditors under Federal Bankruptcy law or may become subject to an involuntary bankruptcy proceeding. In the event of an insolvency proceeding, claims of secured creditors, such as Lockheed Martin, may not be able to be repaid in full and unsecured creditors may receive little, if anything, for their claims. In any circumstance, holders of the

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Company's common stock are not expected to receive any distributions of funds or assets and the Plan for Orderly Shutdown does not contemplate any such distributions.

  On January 27, 1999, the Company's Common Stock was delisted from the Nasdaq National Market System due to the Company's failure to maintain certain listing requirements. At the present time, the Company's Common Stock continues to trade on the over-the-counter bulletin board market maintained by Nasdaq. It is expected that the Company's Common Stock will be deregistered under Rule 12g-4 of the Securities Exchange Act of 1934 in connection with the Company's anticipated formal winding up and dissolution.

Liquidation Basis of Accounting

  As a result of the Board of Directors approving the Plan for Orderly Shutdown, the accompanying consolidated statement of net liabilities in liquidation has been presented based on the liquidation basis of accounting to provide more relevant information. The consolidated statements of operations and cash flows for the year ended December 27, 1998 are presented on the going concern basis of accounting. However, as a result of the Plan for Orderly Shutdown, comparative information and certain other disclosures are not meaningful and have not been presented.

  The liquidation basis of accounting requires that assets and liabilities be stated at estimated fair value. Accordingly, the statement of net liabilities in liquidation at December 27, 1998 reflects assets and liabilities based on their estimated fair values and estimated settlement amounts. Changes in the estimated liquidation value of assets and liabilities subsequent to December 27, 1998 will be recognized in the period in which such refinements are known.

Organization and Basis of Presentation

  The Company is an 86.7% owned subsidiary of Lockheed Martin. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

  The equity method of accounting is used when the Company has a significant, but less than majority ownership interest in another company. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of the investee companies, which is recognized as a component of other income in the consolidated statements of operations. The Company's investment in NS CalComp Corporation
(NSCC) is accounted for under the equity method. A portion of the profit on product sales to NSCC is deferred until realized through sales to third party customers.

Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles under the liquidation basis of accounting requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates have been made relative to the valuation of all assets and liabilities of the Company, including, among others, estimates for warranties and settlement of litigation and long-term lease commitments. Such estimates have been developed pursuant to the provisions of the Plan for Orderly Shutdown. Actual results may differ from amounts estimated.

Revenue Recognition

  Revenue is recognized from product sales when shipments are made and from services over the term of the service contract. In certain circumstances, the Company had provided customers with stock rebalancing and price protection rights that permit these distributors, retailers, and dealers to return slow-moving products to the Company for credit or to receive price adjustments if the Company lowered the price of selected products within certain time periods.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Fiscal Year

  The Company uses a fifty-two, fifty-three week fiscal year which ends on the last Sunday in December. Fiscal 1998 contained fifty-two weeks.

Stock Option Plans

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations, in accounting for its employee stock options because, as discussed in Note 6, the alternative fair value accounting provided for under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise prices of the Company's employee stock options equal the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Translation of Foreign Currencies

  The assets and liabilities of the Company's foreign subsidiaries, whose cash flows are primarily in their local currency, have been translated into U.S. dollars using the current exchange rates at each balance sheet date. The operating results of these foreign subsidiaries have been translated at average exchange rates that prevailed during each reporting period.

  Exchange gains and losses resulting from foreign currency transactions which occurred through December 27, 1998 (transactions denominated in a currency other than that of the entity's primary cash flow) have been included in operations.

Income Taxes

  The Company's operations are included in consolidated federal and combined state income tax returns of Lockheed Martin. The provision for income taxes is calculated on a separate return basis, pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax assets and liabilities based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Per Share Data

  Basic net income (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per share includes the effect of the potential shares outstanding, including dilutive stock options and warrants, using the treasury stock method. Because the impact of options and warrants are antidilutive, there is no difference between the loss per share amounts computed for basic and diluted purposes.

Advertising Costs

  The Company expensed advertising costs as incurred. Advertising expenditures for 1998 were $5,416,000.

Rent Expense

  Rent expense was $3,142,000 in 1998.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Supplementary Cash Flow Information

  Changes in operating assets and liabilities are as follows for the year ended December 27, 1998 (in thousands):

     Changes in operating assets and liabilities:
       Accounts receivable............................................  $ 6,444
       Accounts receivable from affiliates............................    2,578
       Inventories....................................................    5,976
       Prepaid expenses and other current assets......................      980
       Other assets...................................................     (473)
       Accounts payable...............................................    2,716
       Accounts payable to affiliates.................................   (3,089)
       Accrued salaries and related expenditures......................     (293)
       Deferred revenue...............................................   (2,307)
       Accrued reorganization costs...................................   (1,165)
       Income taxes payable...........................................      190
       Other liabilities..............................................   (9,081)
       Other long-term liabilities....................................      942
                                                                        -------
     Net changes in operating assets and liabilities..................  $ 3,418
                                                                        =======

  Net income taxes received from Lockheed Martin and foreign governments were $591,000 for 1998.

  Interest paid was $3,343,000 for 1998.

2. Transactions with Lockheed Martin and Affiliates

  Pursuant to a services agreement, Lockheed Martin has billed the Company for certain corporate general and administrative costs under a formula acceptable for the United States Department of Defense contracting purposes. Amounts charged to the Company and included in corporate expenses from Lockheed Martin were $3.2 million for 1998.

  Additionally, the Company has entered into support agreements with Lockheed Martin. The agreements provide, among other things, that Lockheed Martin undertake to provide certain services for and at the request of the Company including, but not limited to, administration of the pension and savings plan, legal and other general administrative services, and group medical, liability and workers' compensation insurance. Expenses are allocated to the Company based on actual amounts incurred on behalf of the Company plus estimated overhead related to such amounts. Amounts billed to the Company were $4.3 million for 1998. This amount is allocated to various cost elements in the consolidated statement of operations based on relevant factors which include headcount and square footage.

  Accounts payable to other affiliated companies aggregated $2.5 million as of December 1998.

  During 1998, the Company requested cash as needed to fund operations based on the Credit Agreements with Lockheed Martin. These requests were processed as borrowings against the Credit Agreements with Lockheed Martin. Excess funds were transferred to the Lockheed Martin as payments toward previous borrowings.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  End user sales to other affiliated companies, including sales to NS CalComp KK, were $9.5 million during 1998. Sales to related parties have been consummated at prices and terms consistent with similar transactions with unrelated third parties.

  Accounts receivable from these affiliates related to such sales aggregated $1.9 million as of December 1998.

  Also see Note 1. Background and Summary of Significant Developments.

3. Commitments and Contingencies

Legal

  A complaint was filed on October 14, 1997, by Wacom Co., Ltd. and Wacom Technology Corp. ("Wacom"), against CalComp Inc., a wholly-owned subsidiary of the Company, in the U.S. District Court for the Central District of California. The complaint alleged, among other things, that CalComp Inc.'s sale of ULTRASLATE digitizer tablets infringes three patents and infringes Wacom's common law trademark, ULTRAPEN. Wacom's request for a preliminary injunction concerning infringement of two of the three patents was denied by the Court on February 12, 1998. Wacom is also seeking damages and permanent injunctive relief with respect to alleged infringement of the three patents, pre-judgment interest and, among other things, has requested an award of its attorneys' fees and costs. The Company does not believe that any of the allegations made by Wacom in this suit have merit and intends to defend itself against all the claims.

  In March 1999, Wacom unsuccessfully sought to enjoin the Company from proceeding with the Plan for Orderly Shutdown.

  On July 8, 1998, Xaar Technology Limited ("Xaar") filed suit in the U.S. District Court for the Northern District of California, against the Company, CalComp Inc. (a wholly-owned subsidiary of the Company) and Topaz, (collectively the "Defendants") alleging that the Defendants' manufacture and sale of CrystalJet piezoelectric inkjet printheads infringes Xaar's U.S. Pat. Nos. 4,879,568 and 5,003,679 which cover certain pulsed droplet deposition apparatus and certain processes for manufacturing pulsed droplet deposition apparatus. The complaint also alleges that the Defendants have induced others to infringe these patents. The complaint seeks preliminary and permanent injunctive relief against infringement of the Xaar patents, increased damages for willful infringement of those patents, interest and award of its attorneys' fees and costs. The Company has reviewed these patents and believes that the Company will prevail over Xaar's claims, that the Company's piezoelectric technology is proprietary to the Company and that the Company's manufacture and sale of CrystalJet piezoelectric printheads does not infringe any valid claims of either of these patents. Further, the Company intends to defend itself against all claims in this lawsuit.

  In March 1999, Xaar unsuccessfully sought to enjoin the Company from proceeding with the Plan for Orderly Shutdown.

  In a separate action, on July 6, 1998, Xaar filed suit in the English High Court of Justice ("High Court") in London alleging that the Defendants and CalComp Ltd., a U.K. subsidiary of CalComp Inc., have infringed or caused, enabled, or assisted others to infringe, European patent (UK) number EP 0 277 703 ("'703 Patent"), which covers certain pulsed droplet deposition apparatus and certain processes for manufacturing pulsed droplet deposition apparatus, as a result of sales of the Company's CrystalJet printers in the U.K. The complaint seeks an injunction and damages or profits resulting from the alleged infringement and, among other things, interest on any sums due Xaar and an award of its costs. The Company has reviewed the patent in suit, believes that the Company will prevail over Xaar's claims in this suit and that the Company's sale of CrystalJet printers in the

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

U.K. does not infringe any valid claims of this patent. The Company has also counterclaimed for an order revoking the '703 Patent. The Company intends to defend itself against all claims made and to pursue its counterclaim for the revocation of the '703 Patent.

  On September 7, 1998, the Company, CalComp Inc. and CalComp Ltd., filed an action in the High Court to revoke Xaar's European Patent (UK) number EP 0 278 590 (the "'590 Patent") which also covers certain pulsed droplet deposition apparatus and certain processes for manufacturing pulsed droplet deposition apparatus and which involves technology similar to that in the '703 Patent.

  In March 1999, QRS 10-12 (TX), Inc. and QRS 11-5 (TX), Inc. the landlord under the lease for the Company's former Austin, Texas headquarters (collectively, "Landlord"), filed suit against the Company in the U.S. District Court for the Southern District Court of New York claiming damages equal to the rent due for the remaining term of the lease. The Company had ceased paying rent in January 1999. The Company has moved to change the jurisdiction and venue of the case to Texas where it intends to defend itself against the Landlord's claims. If the Company were to determine that the Landlord's lawsuit was reasonably likely to result in a judgement that would compromise the Company's ability to successfully complete the Plan for Orderly Shutdown, the Company might be forced to seek protection from the Landlord under Federal Bankruptcy law in order to statutorily limit the Landlord's claims so that all then remaining creditors could share more fairly in the Company's then remaining assets, if any. In any event, the Company believes that any payments to the Landlord by way of judgement or settlement will be for substantially less than the amount of lease payments that might otherwise be owing through the term of the lease.

  The Company is also party to other legal actions arising from its Plan for Orderly Shutdown. The Company believes that any such claims in material amounts are without merit.

  Because of their contingent nature, the Company does not believe that the disposition of any of these matters will have a material adverse effect on its net liabilities in liquidation, nor will the results of any lawsuits affect the Company's determination to proceed with the Plan for Orderly Shutdown.

Environmental Matters

  In connection with the June 1997 sale of the Company's headquarters facility in Anaheim, California, the Company agreed to remain obligated to address certain environmental conditions which existed at the site prior to the closing of the sale. In addition, Lockheed Martin has guaranteed the performance of the Company under this environmental agreement.

  In 1988, the Company submitted a plan to the California Regional Water Quality Control Board ("the Water Board") relating to its facility in Anaheim, California. This plan contemplated site assessment and monitoring of soil and ground water contamination. In 1997, the Company, at the request of the Water Board, submitted work plans to conduct off-site water investigations and on-site soil remediation. In 1998, CalComp conducted an extensive aquifer characterization and off-site plume delineation investigation. Afterwards, the Board approved CalComp's work plans for Off-Site Plume Delineation and Source Area Remediation. The Company has established reserves which it considers to be adequate to cover the cost of investigations and tests required by the Water Board, any additional remediation that may be requested and potential costs of continued monitoring of soil and groundwater contamination, if required.

  The Company believes that it has adequately projected any future expenditures in connection with environmental matters and does not believe that the disposition of any of these matters will have a material adverse effect on its net liabilities in liquidation, nor will any such expenditures affect the Company's determination to proceed with the Plan for Orderly Shutdown.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


4. Other Income, net

  Other expense (income) consists of the following components for the year ended December 27, 1998 (in thousands):

   The Company's share of equity investee earnings.....................  $(318)
   Foreign exchange transaction gain...................................   (170)
   Interest income.....................................................   (334)
   Other expense, net..................................................    711
                                                                         -----
     Total.............................................................  $(111)
                                                                         =====

5. Taxes Based on Income

  The income tax benefit consists of the following for the year ended December 27, 1998 (in thousands):

   Current:
     State............................................................... $ (42)
     Foreign.............................................................  (536)
                                                                          -----
                                                                          $(578)
                                                                          =====

  The following is a reconciliation of the difference between the actual benefit for income taxes and the benefit computed by applying the federal statutory tax rate on loss before income taxes for the year ended December 27, 1998 (in thousands):

   Computed tax benefit using statutory tax rate..................... $(59,268)
   Increases (reduction) from:
     Non deductible goodwill amortization/write-off..................   41,546
     Operating losses without current tax benefit....................   13,492
     Foreign taxes at rates other than statutory rate................    3,557
     Other...........................................................       95
                                                                      --------
                                                                      $   (578)
                                                                      ========

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary components of the Company's deferred tax assets and liabilities at December 27, 1998 are as follows (in thousands):

   Deferred tax liabilities related to:
     Depreciation methods.......................................... $   4,284
     Prepaid pension costs.........................................     1,017
     Excess of purchase book value over tax basis of property,
      plant and equipment..........................................       659
                                                                    ---------
                                                                        5,960
   Deferred tax assets related to:
     Net operating loss carryover..................................    76,894
     Foreign net operating loss carryover..........................    16,046
     Inventories...................................................     9,673
     Foreign tax credit carryover..................................     7,255
     Accrued liabilities...........................................     3,713
     Accumulated postretiree medical benefit obligation............     2,091
     Accounts receivable...........................................     1,445
     Accrued compensation and benefits.............................       587
     Other, net....................................................        46
                                                                    ---------
                                                                      117,750
     Valuation allowance for deferred tax assets...................  (111,790)
                                                                    ---------
                                                                    $     --
                                                                    =========

  The Company has provided a valuation allowance for its net deferred tax assets, including $18.7 million provided in 1998, because of the likelihood that it will not be able to realize those assets during their carry forward or turnaround periods.

  The Company has a net operating loss for federal income tax purposes of $186 million expiring in years through 2013. The federal net operating loss also includes $34 million of expired tax credit carryover that was converted into net operating loss carry forward in 1998. Also, the Company has foreign net operating loss carry forwards in various European countries aggregating $41 million. Additionally, the Company has foreign tax credits of $7.3 million expiring in years 1999 to 2002.

  For financial reporting purposes, loss before income included the following components for the year ended December 27, 1998 (in thousands):

   Pretax loss:
     United States.................................................. $ (157,830)
     Foreign........................................................    (11,549)
                                                                     ----------
                                                                     $ (169,379)
                                                                     ==========

  Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $16 million at December 27, 1998. Approximately $10 million of those earnings are considered to be indefinitely reinvested. Distribution of foreign earnings, including the cumulative translation adjustment component, would not create a residual U.S. tax liability due to the availability of foreign tax credits to offset U.S. taxes. Withholding taxes of approximately $358,000 would be payable upon the remittance of the portion of the foreign earnings which is considered permanently reinvested.

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Stock Plans

A. Common Stock Reserved

  The following shares of common stock are reserved for issuance at December 27, 1998:

1996 stock option plan..............................................  1,964,400
1988 stock option plan..............................................     75,000
1987 stock option plan..............................................     52,050
Warrants............................................................  8,052,500
                                                                     ----------
                                                                     10,143,950
                                                                     ==========

B. Stock Option Plans

  The Company's Board of Directors has adopted the CalComp Technology, Inc. 1996 Stock Option Plan for Key Employees ("the Plan"). Under the terms of the Plan, eligible key employees can receive options to purchase the Company's common stock or stock appreciation rights at prices not less than the fair value of the Company's common stock on the date of grant. Options and rights granted under the Plan generally vest over a three year period and expire ten years after the date of grant or six months after termination of employment.

  In connection with its acquisition of Summagraphics Corporation, the Company assumed 705,662 options outstanding under the Summagraphics 1987 Stock Plan at prices ranging from $.01 to $9.00 per share and which expire through 2005.

  A summary of changes in stock issuable under employee option plans follows:

                                                                     Weighted
                                                                     Average
                                                        Shares    Exercise Price
                                                       ---------  --------------
   Outstanding at December 28, 1997................... 1,536,450      $2.99
     Granted..........................................   616,300      $3.47
     Exercised........................................   (49,700)     $2.49
     Canceled.........................................  (398,400)     $4.44
                                                       ---------      -----
   Outstanding at December 27, 1998................... 1,704,650      $2.84
                                                       =========      =====

  As of December 27, 1998, there were 386,800 shares available for future grants under the plan.

  The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 27, 1998, were as follows:

                             Outstanding                       Exercisable
                     ----------------------------          --------------------
                                     Weighted     Weighted             Weighted
                      Number of      Average      Average              Average
      Range of         Shares       Remaining     Exercise   Shares    Exercise
  Exercise Prices    Outstanding Contractual Life  Price   Exercisable  Price
  ---------------    ----------- ---------------- -------- ----------- --------
$1.56 to $2.31......   645,300         7.90        $1.94     380,900    $1.96
$2.38 to $3.13......   519,150         8.43        $2.88     174,150    $2.85
$3.31 to $9.00......   540,200         9.00        $3.87      27,400    $6.28

                           CALCOMP TECHNOLOGY, INC.
                          (In Process of Liquidation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

  Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions; risk-free interest rate of 6.3%; dividends yield of 0%; volatility of the expected market price of the Company's common stock of 1.2; and a weighted-average expected life of the option of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  The weighted-average fair values of options granted to employees during 1998 were $3.18. For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instruments. The results of applying SFAS 123 to the Company's stock-based awards to employees would approximate the following for the year ended December 27, 1998 (in thousands, except per share amounts):

                                                         Historical  Pro Forma
                                                         ----------  ---------
       Net loss......................................... $(168,801)  $(170,491)
       Basic and diluted loss per common share.......... $   (3.58)  $   (3.62)

 C. Warrants

  The terms of warrants to acquire shares of common stock are as follows at December 27, 1998:

            Warrants                   Price                                 Expiration Date
            --------                   -----                                 ----------------
            8,000,000                  $3.88                                 March 29, 2005
               37,500                  $1.75                                 December 6, 2000
               15,000                  $2.00                                 March 7, 2006
            ---------
            8,052,500
            =========

                                                                        ANNEX A

                PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF
                           CALCOMP TECHNOLOGY, INC.

  This Plan of Complete Liquidation and Dissolution (the "PLAN") is intended to accomplish the complete liquidation and dissolution of CalComp Technology, Inc., a Delaware corporation (the "COMPANY"), in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware ("DGCL") and Sections 331 and 336 (or Sections 332 and 337, as appropriate) of the Internal Revenue Code of 1986, as amended (the "CODE").

  1. Approval and Adoption of Plan

  This Plan shall be effective when all of the following steps have been completed:

    (a) Resolutions of the Company's Board of Directors. The Company's Board of Directors shall have adopted a resolution or resolutions with respect to the following:

      (i) Complete Liquidation and Dissolution: The Board of Directors shall determine that it is deemed advisable for the Company to be liquidated completely and dissolved.

      (ii) Adoption of the Plan of Liquidation and Dissolution: The Board of Directors shall approve this Plan as the appropriate means for carrying out the complete liquidation and dissolution of the Company.

      (iii) Sale of Assets: The Board of Directors shall determine that, as part of the Plan of Liquidation and Dissolution, it is deemed expedient and in the best interests of the Company to sell all or substantially all of the Company's assets in order to facilitate liquidation and distribution to the Company's creditors and stockholders, as appropriate.

    (b) Adoption of This Plan by the Company's Preferred and Common Stockholders. The holders of a majority of the outstanding shares of the Company's Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK") and the holders of a majority of the outstanding shares of common stock of the Company, par value $0.01 per share (the "COMMON STOCK"), entitled to vote shall have adopted this Plan, including the dissolution of the Company and those provisions authorizing the Board of Directors to sell all or substantially all of the Company's assets, by written consent or at a special meeting of the stockholders of the Company called for such purpose by the Board of Directors.

  2. Dissolution and Liquidation Period

  Once the Plan of Liquidation and Dissolution is effective, the steps set forth below shall be completed at such times as the Board of Directors, in its absolute discretion, deems necessary, appropriate or advisable. Without limiting the generality of the foregoing, the Board of Directors may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

    (a) The filing of a Certificate of Dissolution of the Company (the "CERTIFICATE OF DISSOLUTION") pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution will become effective (the "EFFECTIVE DATE"), and the completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company;

    (b) The cessation of all of the Company's business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

    (c) The negotiation and consummation of sales of all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board of Directors of the Company deems such sales to be necessary, appropriate or advisable;

    (d) The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its stockholders pursuant to Sections 4, 7 and 8 below.

  If the Board determines to follow the procedures described in Section 280 of the DGCL, then the additional steps set forth below shall, to the extent necessary or appropriate, be taken:

    (a) The giving of notice of the dissolution to all persons having a claim against the Company and the rejection of any such claims in accordance with
  Section 280 of the DGCL;

    (b) The offering of security to any claimant on a contract whose claim is contingent, conditional or unmatured in an amount the Company determines is sufficient to provide compensation to the claimant if the claim matures, and the petitioning of the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who has rejected such offer in accordance with Section 280 of the DGCL;

    (c) The petitioning of the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (i) claims that are the subject of pending litigation against the Company, and (ii) claims that have not been made known to the Company or that have not arisen, but are likely to arise or become known within five (5) years after the date of dissolution (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

    (d) The payment, or the making of adequate provision for payment, of all claims made against the Company and not rejected, in accordance with
  Section 280 of the DGCL;

    (e) The posting of all security offered and not rejected and all security ordered by the Court of Chancery in accordance with Section 280 of the DGCL; and

    (f) The payment, or the making of adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company.

  Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 280 of the DGCL, and the adoption of the Plan of Liquidation and Dissolution by the Company's preferred and common stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation,
Section 281(b) thereof, including the adoption of a plan of distribution as contemplated by such section.

  1. Authority of Officers and Directors

  After the Effective Date, the Board of Directors and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board of Directors may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by holders of a majority of the outstanding shares of Preferred Stock and Common Stock shall constitute the approval of the Company's stockholders of the Board of Directors' authorization of the payment of any such compensation.

  The adoption of the Plan of Liquidation and Dissolution by the Company's preferred and common stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which the Board or such officers deem necessary, appropriate or advisable: (i) to sell, dispose, convey, transfer and deliver the assets of the Company, whether before or after the Effective Date, (ii) to satisfy or provide for the satisfaction of the Company's obligations in accordance with Sections 280 and 281 of the DGCL, (iii) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the Company's preferred stockholders (up to the $60.0 million, plus accrued and unpaid dividends, liquidation preference of the Preferred Stock), plus accrued and unpaid dividends due thereon, with the remaining amounts, if any, distributable to the common stockholders, and (iv) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business.

  2. Conversion of Assets Into Cash or Other Distributable Form

  Subject to approval by the Board of Directors, the officers, employees and agents of the Company, shall, as promptly as feasible and whether before or after the Effective Date, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan of Liquidation and Dissolution.

  3. Professional Fees and Expenses

  It is specifically contemplated that the Board of Directors may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company's officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws or the DGCL or otherwise.

  In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

  4. Indemnification

  The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's obligations hereunder.

  5. Liquidating Trust

  The Board of Directors may establish a Liquidating Trust (the "LIQUIDATING TRUST") and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board of Directors. In the alternative, the Board may petition the Delaware Court of Chancery for the appointment of one or more Trustees to conduct the liquidation of the Company subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company's property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

  6. Liquidating Distributions

  Liquidating distributions, in cash or in kind, shall be made from time to time after the adoption of the Plan of Liquidation and Dissolution to the holders of record, at the close of business on the date of the filing of a Certificate of Dissolution of the Company as provided in Section 2 above, of outstanding shares of stock of the Company, according to the priorities of the various classes of the Company's stock and pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board of Directors adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company). All determinations as to the time for and the amount and kind of distributions to stockholders shall be made in the exercise of the absolute discretion of the Board of Directors and in accordance with Section 281 of the DGCL.

  Any assets distributable to any creditor or stockholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the state or be treated as abandoned property pursuant to applicable state law.

  7. Amendment, Modification or Abandonment of Plan

  If for any reason the Company's Board of Directors determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan of Liquidation and Dissolution and all action contemplated thereunder, notwithstanding stockholder approval, to the extent permitted by the DGCL; provided, however, that the Company will not amend or modify the Plan of Liquidation and Dissolution under circumstances that would require additional stockholder approval under the DGCL and the federal securities laws without complying with the DGCL and the federal securities laws. Upon the abandonment of the Plan of Liquidation and Dissolution, the Plan of Liquidation and Dissolution shall be void.

  8. Cancellation of Stock and Stock Certificates

  Following the dissolution of the Company, the Company's stock transfer books shall be closed and the Company's capital stock and stock certificates evidencing the Company's Preferred Stock and Common Stock will be treated as no longer being outstanding.

  9. Liquidation under Section 331 and 336 (or Sections 332 and 337, as appropriate)

  It is intended that this Plan shall be a plan of complete liquidation within the terms of Sections 331 and 336 (or Sections 332 and 337, as appropriate) of the Code. The Plan of Liquidation and Dissolution shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 (or Sections 332 and 337, as appropriate).

  10. Filing of Tax Forms

  The appropriate officer of the Company is authorized and directed, within thirty (30) days after the effective date of the Plan of Liquidation and Dissolution, to execute and file a United States Treasury Form 966 pursuant to
Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

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THE NUMBER FOR THIS DOCUMENT IS:

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